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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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Continental Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2007

To Our Stockholders:

On behalf of our Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 2007 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, June 12, 2007, at 10:00 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you can date, sign and mail the enclosed proxy card in the envelope provided. We look forward to seeing you in Houston.

Cordially,

Larry Kellner
Chairman and
Chief Executive Officer

Jeff Smisek
President

CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2007

The 2007 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, June 12, 2007, at 10:00 a.m., local time, for the following purposes:

1. To elect eleven directors to serve until the next annual meeting of stockholders;

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2007;

3. To consider and act upon two stockholder proposals; and

4. To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The holders of record of the company’s common stock at the close of business on April 16, 2007 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

Jennifer L. Vogel
Secretary

Houston, Texas
April 27, 2007

Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date and sign the enclosed proxy card and return it promptly by mail in the envelope provided. If you mail the proxy card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

i

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CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2007

THE MEETING

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of Continental’s board of directors, which we refer to as the “board,” of proxies to be voted at the company’s 2007 annual meeting of stockholders or any postponement or adjournment of that meeting. The meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, June 12, 2007, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card, together with our annual report to stockholders, are being first mailed or otherwise delivered to stockholders on or about April 27, 2007.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on April 16, 2007, the “record date,” are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. At the close of business on the record date, Continental had outstanding 97,127,746 shares of Class B common stock, which we refer to as “common stock,” and one share of Series B Preferred Stock, held by Northwest Airlines, Inc. or “Northwest.” Subject to certain limitations on voting by non-U.S. citizens as described below, each share of our common stock is entitled to one vote. The share of Series B Preferred Stock held by Northwest is not entitled to vote with respect to the matters set forth in the accompanying Notice.

Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and Continental itself must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation determines, on a case-by-case basis, whether an air carrier is effectively owned and controlled by citizens of the United States.

In order to comply with these rules, our Amended and Restated Certificate of Incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. A foreign holder wishing to register on this separate stock record should send us a written request for registration identifying the full name and address of the holder, the holder’s citizenship, the total number of shares held and the nature of such ownership (i.e., record or beneficial). Such requests should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. We will not register shares on this record if the amount registered would cause us to violate the foreign ownership rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration. As of the record date, shares registered on this record comprised less than 25% of our voting stock.

Quorum

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of stock entitled to vote at the meeting, either present in person or represented by proxy.

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will broker non-votes. A “broker non-vote” occurs under the rules of the New York Stock Exchange, or “NYSE,” when a bank, broker or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given. Under these NYSE rules, if you do not provide timely voting instructions to a bank, broker or other nominee that holds your shares of record, that institution will be prohibited from voting on the stockholder proposal related to political activities (Proposal 3) or on the stockholder proposal related to performance-based equity compensation for senior officers (Proposal 4), but will be permitted to vote in its discretion with respect to the election of directors (Proposal 1) and the proposal to ratify the appointment of the independent auditors (Proposal 2).

Vote Required for Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast at the meeting for directors by the holders of common stock entitled to vote thereon.

In the vote to elect directors, stockholders may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Ratification of Appointment of Independent Auditors

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors will require approval by a majority of the votes cast at the meeting on Proposal 2 by the holders of common stock entitled to vote thereon. Abstentions are not treated as votes cast and thus will not affect the outcome of the proposal.

In the vote on the ratification of the appointment of Ernst & Young LLP as our independent auditors, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.

Vote Required for Proposal 3: Stockholder Proposal Related to Political Activities

The stockholder proposal related to political activities scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 3 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on this stockholder proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO POLITICAL ACTIVITIES.

Vote Required for Proposal 4: Stockholder Proposal Related to Performance-Based Equity Compensation for Senior Officers

The stockholder proposal related to performance-based equity compensation for senior officers scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 4 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on this stockholder proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO PERFORMANCE-BASED EQUITY COMPENSATION FOR SENIOR OFFICERS.

Voting of Proxies

Although you may vote by properly signing and returning the proxy card or voting form that accompanies this proxy statement in the enclosed postage-paid envelope, we ask that you vote instead by internet or telephone, which saves us money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

Shares Held of Record.  Stockholders with shares registered in their names with Mellon Investor Services LLC, Continental’s transfer agent and registrar, may authorize a proxy by internet at the following internet address: www.proxyvote.com or telephonically by calling Broadridge Financial Solutions, Inc., which we refer to as “Broadridge,” at 1-800-690-6903. Proxies submitted through Broadridge by internet or telephone must be received by 11:59 p.m. eastern time on June 11, 2007. The giving of such proxy will not affect your right to vote in person if you decide to attend the meeting.

Shares Held in a Bank or Brokerage Account.  A number of banks and brokerage firms participate in a program, separate from that offered by Broadridge, which also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage firm, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through such a program must be received by 11:59 p.m. eastern time on June 11, 2007. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a valid proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a valid proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone to the bank or brokerage firm holding your shares.

The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

Revocation of Proxies

If you are the record holder of your shares, you may revoke your proxy before it is exercised at the meeting in any of three ways:

•	by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

•	by timely submitting another proxy via the internet, by telephone or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.

If you are not the record holder of your shares, you may revoke your proxy before it is exercised at the meeting by voting in person at the meeting, provided you have a valid proxy from the holder of record.

Expenses of Solicitation

Continental will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, we may also solicit proxies by internet, telephone, fax or in person. None of our regular employees or directors who engage in solicitation will receive additional compensation for that solicitation. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee estimated not to exceed $7,500 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our Secretary in writing at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Other Matters To Be Acted on at the Annual Meeting

We will not act on any matters at the meeting other than those indicated on the accompanying Notice and procedural matters related to the meeting.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

We have one class of securities outstanding that is entitled to vote on the matters to be considered at the meeting, Class B common stock, which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described above. The following table sets forth, as of the dates indicated below, information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities.

	Beneficial
	Ownership
	of Class B		Percent
Name and Address of Beneficial Holder	Common Stock		of Class

Barclays Global Investors, NA	11,545,968	(1)	11.97%
45 Fremont Street San Francisco, CA 94105
Susquehanna Investment Group	6,642,260	(2)	7.4%
401 City Avenue, Suite 220 Bala Cynwyd, PA 19004
BlackRock, Inc.	5,267,556	(3)	5.85%
40 East 52nd Street New York, NY 10022
Capital Research and Management Company	4,650,000	(4)	5.2%
333 South Hope Street Los Angeles, CA 90071

(1)	According to a Schedule 13G filed with the U.S. Securities and Exchange Commission (“SEC”) on March 9, 2007, Barclays Global Investors, NA. (“Barclays”), Barclays Global Fund Advisors (“BGI Fund”), Barclays Global Investors, LTD (“BGI LTD”), Barclays Global Investors Japan Trust and Banking Company Limited (“BGI Trust”) and Barclays Global Investors Japan Limited (“BGI Japan”) reported beneficial ownership of the shares reported in the table. Barclays reported sole voting power with respect to 8,510,548 shares and sole dispositive power with respect to 9,588,478 shares, BGI Fund reported sole voting and dispositive power with respect to 862,593 shares, BGI LTD reported sole voting and dispositive power with respect to 915,977 shares, BGI Trust reported no beneficial ownership of shares and BGI Japan reported sole voting and dispositive power with respect to 178,920 shares. The address for BGI Fund is 45 Fremont Street, San Francisco, CA 94105, the address for BGI LTD is Murray House, 1 Royal Mint Court, London, England EC3N 4HH, and the address for BGI Trust and BGI Japan is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan 150-0012.

(2)	According to a Schedule 13G filed with the SEC on February 13, 2007, Susquehanna Investment Group (“SIG”), Susquehanna Capital Group (“SGC”) and Susquehanna Securities (“SS”) reported that they are affiliated independent broker-dealers that may be deemed to beneficially own, as a group, all of the shares reported in the table. SIG reported sole voting and dispositive power with respect to 5,722,108 shares, SGC reported sole voting and dispositive power with respect to 864,752 shares, and SS reported sole voting and dispositive power with respect to 55,400 shares. Each of SIG, SGC and SS reported shared voting and dispositive power with respect to all 6,642,260 shares and disclaimed beneficial ownership of all shares directly held by the other two entities.

(3)	According to a Schedule 13G filed with the SEC on February 13, 2007, BlackRock, Inc. (“BlackRock”), a registered investment adviser, reported that it may be deemed to be the beneficial owner of the shares reflected in the table as a result of acting as an investment adviser and parent holding company for a number of investment management subsidiaries. BlackRock reported that it has shared voting and dispositive power with respect to all 5,267,556 shares, does not have sole voting or dispositive power with respect to any of such shares, and that such shares are held by the following investment advisor subsidiaries: BlackRock Advisors LLC, BlackRock Financial Management, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Investment Management UK Ltd and State Street Research & Management Co.

(4)	According to an amendment to Schedule 13G filed with the SEC on February 12, 2007, Capital Research and Management Company, a registered investment adviser, reported that it may be deemed to be the beneficial owner of the shares reflected in the table as a result of acting as investment adviser to various investment companies and disclaimed beneficial ownership of all such shares. It reported that it has sole voting power with respect to 1,250,000 shares and sole dispositive power with respect to 4,650,000 shares, and that no shares are subject to shared voting or dispositive power.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of April 15, 2007, the number of shares of common stock beneficially owned by our current directors, the executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owners	Ownership(1)		of Class

Thomas J. Barrack, Jr.	35,000	(2)	*
Kirbyjon H. Caldwell	15,288	(3)	*
James E. Compton	4,207		*
Lawrence W. Kellner	21,599	(4)	*
Douglas H. McCorkindale	66,000	(5)	*
Henry L. Meyer III	20,000	(6)	*
Jeffrey J. Misner	9,200		*
Mark J. Moran	8,025	(7)	*
Oscar Munoz	10,000	(2)	*
George G. C. Parker	36,400	(8)	*
Jeffery A. Smisek	13,431		*
Karen Hastie Williams	46,000	(5)	*
Ronald B. Woodard	15,000	(2)	*
Charles A. Yamarone	45,000	(2)	*
All executive officers and directors as a group (15 persons)	358,285	(9)	*

*	Less than 1%

(1)	The persons listed have the sole power to vote and dispose of the shares beneficially owned by them except as otherwise indicated. Each member of our board is required to beneficially hold at least 1,000 shares of our common stock, including shares the director can acquire within 60 days through the exercise of stock options. All of our directors are in compliance with this requirement as of April 15, 2007, as indicated in the table above. For discussion of the minimum ownership guidelines for our senior officers, please see “Corporate Governance — Corporate Governance Enhancements” below.

(2)	Represents shares subject to stock options that are exercisable within 60 days of April 15, 2007 (“Exercisable Options”).

(3)	Includes 15,000 Exercisable Options.

(4)	Includes 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

(5)	Includes 45,000 Exercisable Options.

(6)	Includes 15,000 Exercisable Options.

(7)	Includes 4,875 Exercisable Options.

(8)	Includes 35,000 Exercisable Options.

(9)	Includes 270,500 Exercisable Options.

CORPORATE GOVERNANCE

We are committed to high standards of corporate governance and to conducting our business ethically and with integrity and professionalism. In furtherance of these commitments, our board has adopted Corporate Governance Guidelines developed and recommended by the Corporate Governance Committee of our board and we have enhanced our Ethics and Compliance Program through the adoption of Ethics and Compliance Guidelines that replace our Principles of Conduct for our employees and directors. The Corporate Governance Guidelines, together with the charters of each of our board committees, the Ethics and Compliance Guidelines and the Directors’ Code of Ethics, provide the framework for the corporate governance at Continental. We monitor developments in the laws, regulations and best practices relating to governance, compliance and our business, and evaluate our own policies and principles in light of those developments.

A complete copy of these documents can be found under “Corporate Governance” in the Investor Relations section of our web site at www.continental.com, and we will furnish copies of these documents to interested security holders without charge, upon request. Written requests for such copies should be addressed to:

Continental Airlines, Inc.
Attention: Secretary
P.O. Box 4607
Houston, Texas 77210-4607

Corporate Governance Enhancements

Since the beginning of 2006, upon the recommendation of the Corporate Governance Committee, our board has implemented the following enhancements to our corporate governance practices:

Limitation on Board Service.  In February 2006, our board adopted an amendment to our Corporate Governance Guidelines that limits the number of boards of directors on which any of our directors may serve. Following the transition period which expires in February 2008, none of our directors will be permitted to serve on the board of directors of more than two other public companies if the director is employed on a full-time basis, or four other public companies if the director is employed on less than a full-time basis. For determining the number of boards of directors on which a director serves, the guidelines exclude service on the board of directors of a charitable, philanthropic or non-profit organization, as well as service on the board of the director’s principal employer. Further, a director’s service on the board of directors of two or more affiliated companies that hold joint or concurrent board meetings will be considered service on only one other board.

Occupational Changes.  Also in February 2006, our board adopted an amendment to our Corporate Governance Guidelines requiring our directors to offer to resign upon a qualifying job change. If a director experiences either a termination of his or her principal employment or position, or a material decrease in responsibilities with respect to that employment or position, the director is required to submit his or her offer to resign to the chair of the Corporate Governance Committee. The committee will then review the circumstances surrounding the employment change and such other matters as it deems appropriate and make a recommendation to our board concerning acceptance or rejection of the director’s offer to resign. Our board will then make the final determination concerning whether to accept or reject the director’s offer to resign.

Minimum Stock Ownership.  In February 2006, our board also amended our Corporate Governance Guidelines to establish minimum stock ownership requirements for our directors, chief executive officer, or “CEO,” president and executive vice presidents. Subject to a one year transition period for newly-elected directors, each of our directors is required to beneficially own at least 1,000 shares of our common stock, our CEO and our president are each required to beneficially own at least 5,000 shares, and our executive vice presidents are each required to beneficially own at least 2,000 shares. A director’s or officer’s holdings of restricted stock or stock options exercisable within 60 days are included when determining whether the individual beneficially owns a sufficient number of shares.

Presiding Director.  In November 2006, our board amended our Corporate Governance Guidelines to provide that the presiding director for executive sessions of our non-management directors will be the chair of the Executive Committee of our board, who will at all times be a non-management member of our board. Prior to this amendment, the presiding director for each such meeting was selected on a rotating basis by seniority. This enhancement provides greater continuity and stability to the position, allowing stockholders or other interested parties the opportunity to communicate with the non-management directors through correspondence directed to the presiding director. Please see “— Communications with the Board” below for instructions concerning how to contact the presiding director.

Director Resignation Policy.  In November 2006, our board amended our Corporate Governance Guidelines and bylaws in connection with the adoption of a director resignation policy. Under this policy, each of our incumbent directors must submit a conditional, irrevocable resignation letter in the form approved by our board before our board will nominate the director for re-election. The current form of resignation letter approved by our board provides that the resignation will only be effective if:

•	the director receives more “withhold” votes than votes “for” his or her re-election in an uncontested election of directors; and

•	our board (or a designated committee) accepts the resignation.

In accordance with our bylaws, Delaware corporate law and the form resignation letter approved by our board, the resignation letter cannot be revoked or withdrawn while this director resignation policy is in effect.

Each of the nominated directors has submitted his or her conditional, irrevocable letter of resignation as required by the policy. The conditional, irrevocable resignation approved by our board for Larry Kellner, our Chairman of the Board and CEO, includes an acknowledgement that our board’s acceptance of his resignation under the circumstances described above would trigger Mr. Kellner’s right under his employment agreement with us to resign for “Good Reason” and receive certain severance benefits. For a discussion of Mr. Kellner’s severance benefits following his resignation for Good Reason, please see “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Our board has the authority to amend and/or restate the Corporate Governance Guidelines, including any or all of these governance enhancements, from time to time in its sole discretion without stockholder approval.

Ethics and Compliance Program

In January 2007, we implemented several enhancements to our Ethics and Compliance Program, including the adoption of the Ethics and Compliance Guidelines. These guidelines, which replace the Principles of Conduct and apply to all of our directors, officers and employees, serve as the centerpiece for our Ethics and Compliance Program by promoting ethical conduct, good judgment and compliance with laws as well as our policies. We also established an Ethics and Compliance Committee of our executive officers led by our General Counsel and Chief Compliance Officer. This committee promotes awareness and understanding of, and adherence to, our Ethics and Compliance Program and periodically reviews and evaluates the program and the guidelines to ensure that they continue to meet our corporate obligations and standards.

Director Independence

Our board determines the independence of each director through application of the director independence tests required by Section 303A of the NYSE Listed Company Manual and, for members of the audit committee, the additional independence tests required by Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. Our board has applied these independence tests to our eleven nominees and determined that each of the nominees for our board other than Messrs. Kellner and Smisek (nine of the eleven total nominees) is “independent” under the applicable standards and qualifies for service on each board committee on which such director currently serves. Please see “Proposal 1: Election of Directors — Director Biographical Summaries” below for a list of all eleven nominees for our board, together with biographical summaries including each nominee’s current committee memberships and business experience.

In making these independence determinations, the board considered the transactions and relationships between the directors (or their immediate family) and the company and its subsidiaries described below:

•	Mr. McCorkindale. Mr. McCorkindale served as Chairman, President and CEO of Gannett Co., Inc., a leading international news and information company and the publisher of USA TODAY, from February 2001 until July 2005, and continued to serve as Chairman and an employee of Gannett until his retirement in June 2006. We purchase USA TODAY newspapers for our flights and Presidents Club facilities and retain Gannett’s services as our agent for procuring newspapers from other publishers. We also have advertised in various newspapers owned by Gannett and its subsidiaries from time to time. Our aggregate payments to Gannett and its subsidiaries in connection with these arrangements, during each of the past three years, represented less than 1/100th of 1% of our total operating expenses and less than 1/10th of 1% of Gannett’s disclosed consolidated gross revenues. Our board has reviewed these arrangements and determined that they are not material to Mr. McCorkindale and do not impair his independence.

•	Mr. Meyer. Mr. Meyer has served as the Chairman, President and CEO of KeyCorp, a financial services company and the parent company of KeyBank, one of the largest banks in the United States, since May 2001. We are the preferred air carrier of KeyCorp, and receive payments from KeyCorp in exchange for providing routine air transportation services to its employees. We also receive payments from KeyBank in connection with its debit card program, launched in 2003, which is co-branded with us. Further, we lease certain ground equipment from KeyBank’s leasing division. During each of the past three years, our aggregate payments to KeyCorp and KeyBank, as well as their aggregate payments to us, in each case represented less than 1/4th of 1% of the consolidated gross revenues of the payee, and less than 1/4th of 1% of the total expenses of the payor. Our board has reviewed these arrangements and determined that they are not material to Mr. Meyer and do not impair his independence.

•	Ms. Williams. In 2005, Ms. Williams retired as a partner of Crowell & Moring LLP, a law firm that has provided services to us and our subsidiaries for many years. Ms. Williams continues to work on a part-time basis for Crowell & Moring LLP as Senior Counsel. Ms. Williams does not personally provide any legal services to Continental or its subsidiaries and has no individual interest in the fees we pay to Crowell & Moring LLP. Our fee arrangement with Crowell & Moring LLP is negotiated on the same basis as our arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to Crowell & Moring LLP are comparable to those we pay to other law firms for similar services. During each of the past three years, our aggregate payments to Crowell & Moring LLP represented less than 1/100th of 1% of our total operating expenses and did not exceed 1/2 of 1% of Crowell & Moring LLP’s gross revenues. Our board has reviewed this arrangement and determined that it is not material to Ms. Williams and does not impair her independence.

•	Mr. Woodard. Mr. Woodard serves on the board of directors of AAR Corp., a leading supplier of products and services to the global aviation/aerospace industry. AAR Corp. is a supplier of parts and repair services to us, is the owner participant on an aircraft leased by us, and during 2006 held an indirect interest in the owner participant on another aircraft leased by us. During each of the past three years, our lease payments relating to aircraft and equipment leased from AAR Corp., together with amounts paid in consideration of parts and repairs, amounted to less than 1/10th of 1% of our total operating expenses and less than 1/2 of 1% of AAR Corp.’s consolidated gross revenues. Our board has reviewed these arrangements and determined that they are not material to Mr. Woodard and do not impair his independence.

The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Messrs. Kellner and Smisek, none of the directors nominated for election at the meeting has any material relationships with the company or its subsidiaries, and that all such directors are independent of the company under the applicable standards set forth by the NYSE and SEC. Messrs. Kellner and Smisek are not independent because of their employment as executives of the company.

Board of Directors Meetings

Regular meetings of our board are generally held four times per year, and special meetings are scheduled when required. The board held five meetings in 2006. During 2006, each director attended at least 75% of the sum of the total number of meetings of the board and each committee of which he or she was a member. Last year, all eleven of our directors attended the annual meeting of stockholders.

Under our Corporate Governance Guidelines, directors are expected to diligently fulfill their fiduciary duties to stockholders, which duties include preparing for, attending and participating in meetings of the board and the committees of which the directors are a member. We do not have a formal policy regarding director attendance at annual meetings. However, when considering a director’s renomination to the board, the Corporate Governance Committee must consider the director’s history of attendance at annual meetings of stockholders and at board and committee meetings as well as the director’s preparation for and participation in such meetings.

Our non-management directors regularly meet separately in executive session without any members of management present. During 2006, our non-management directors met in such executive sessions on four occasions. Our Corporate Governance Guidelines provide that the chairperson of the Executive Committee, who at all times shall be a non-management director, shall serve as the presiding director for these executive sessions. Currently, all of our non-management directors are independent within the meaning of the NYSE’s criteria for independence. See “— Director Independence” above. If any of our non-management directors were to fail to meet the NYSE’s criteria for independence, then our independent directors would meet separately at least once a year in accordance with the rules of the NYSE.

Standing Committees of the Board of Directors

Our board has established the committees described below, each of which operates under a written charter adopted by the board and available on our website as indicated above under “Corporate Governance.”

Audit Committee.  The Audit Committee has the authority and power to act on behalf of the board with respect to the appointment of our independent auditors and with respect to authorizing all audit and other activities performed for us by our internal and independent auditors. The committee, among other matters, reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. It is the responsibility of the committee to evaluate the qualifications, performance and independence of the independent auditors and to maintain free and open communication among the committee, the independent auditors, the internal auditors and management of the company. See “— Report of the Audit Committee” below. The committee may form and delegate its authority to subcommittees or the chairperson when appropriate. All members of the Audit Committee are independent directors as required by the applicable rules of the NYSE and SEC, and Mr. McCorkindale, Mr. Munoz and Mr. Parker each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Corporate Governance Committee.  The Corporate Governance Committee identifies individuals qualified to become members of the board, consistent with criteria approved by the board, and recommends to the board the slate of directors to be nominated by the board at each annual meeting of stockholders and any director to fill a vacancy on the board. The committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders desiring the committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the committee, care of the Secretary of the company at our principal executive offices. The committee also recommends directors to be appointed to committees of the board, including in the event of vacancies, and oversees the evaluation of the board and management. The committee also developed and recommended to the board the company’s Corporate Governance Guidelines and is responsible for overseeing the company’s Directors Code of Ethics, including determining the appropriate course of action with respect to any potential or actual conflicts of interest involving a director brought to the attention of the chair of the committee. The committee may form and delegate its authority to subcommittees or the chairperson when appropriate. All members of the Corporate Governance Committee are independent directors as required under the applicable rules of the NYSE.

Additionally, the committee periodically reviews the compensation and benefits of non-employee members of the board and its committees. At the direction of the committee, management compiles available marketplace director compensation data for peer U.S. airlines and certain non-airline companies with comparable revenue and other characteristics and provides such information to the committee. The committee considers this peer company director compensation data, as well as the performance of the non-employee directors as measured by the board and committee evaluations and other factors, and then recommends to the board any changes to non-employee director compensation. The board considers such recommendation and other factors it deems relevant and makes the final determination. Neither the Human Resources Committee nor any compensation consultant participates in reviewing or approving changes to non-employee director compensation. For further discussion of our non-employee director compensation, please see “— Compensation of Non-Employee Directors” below.

Executive Committee.  The Executive Committee has the authority to exercise certain powers of the board between board meetings. The chair of the Executive Committee serves as the board’s presiding director for executive sessions of non-management directors.

Finance Committee.  The Finance Committee reviews our annual financial budget, including the capital expenditure plan, and makes recommendations to the board regarding adoption of the budget as the committee deems appropriate.

Human Resources Committee.  The Human Resources Committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves our CEO’s compensation based on its evaluation. The committee also reviews and approves the compensation of our other Section 16 Officers and incentive compensation plans and programs applicable to them. Our current “Section 16 Officers” are our Chairman of the Board and CEO; our President; each of our Executive Vice Presidents; our Senior Vice President, General Counsel, Secretary and Chief Compliance Officer; and our Vice President and Controller. The committee also administers our equity-based plans and other incentive and employee benefit plans and programs. The committee may form and delegate its authority to subcommittees or the chairperson when appropriate. All members of the Human Resources Committee are independent directors as required by the applicable rules of the NYSE.

To assist the committee in discharging its responsibilities with respect to executive compensation, the committee has retained since 2004 the services of Mercer Human Resource Consulting, or “Mercer,” an independent compensation consultant that reports exclusively to the committee. To ensure Mercer’s objectivity and to avoid conflicts of interest, we adopted conflict of interest guidelines governing our relationship with Mercer. These guidelines establish our management’s obligation to report quarterly to the committee the scope and amount of work being performed by Mercer or its affiliates for us, Mercer’s direct access to the committee through its chairperson, and the requirement that Mercer develop procedures to prevent any Mercer employees advising the committee on executive compensation from discussing their services with other Mercer employees. Pursuant to the committee’s charter, it has the sole authority to retain and terminate Mercer and any other consultants engaged by the committee.

From time to time and in connection with the setting of incentive compensation targets, Mercer makes executive compensation recommendations to the committee based on available marketplace compensation data for U.S. airlines of comparable size and certain non-airline companies with comparable revenue and other characteristics. Management also makes independent recommendations to the committee concerning the form and amount of executive compensation. The committee then reviews and considers Mercer’s and management’s recommendations, marketplace compensation data, individual officer performance and other factors, and makes its determinations concerning the compensation of the CEO and other Section 16 Officers. During 2006, these compensation decisions and determinations were made during six meetings, one of which was held without management present and two of which included executive sessions at which management was not present. For further discussion of our processes and procedures for the consideration and determination of executive compensation, please see “Executive Compensation — Compensation Discussion and Analysis” below.

Membership on Board Committees.  The following table lists our five board committees, the directors who currently serve on them and the number of committee meetings held in 2006.

		Human	Corporate
Name	Audit	Resources	Governance	Finance	Executive

Mr. Barrack		X	C		C
Mr. Caldwell		X	X
Mr. Kellner				X	X
Mr. McCorkindale	X				X
Mr. Meyer	X				X
Mr. Munoz	C
Mr. Parker	X			X
Mr. Smisek				X
Ms. Williams				C
Mr. Woodard		X		X
Mr. Yamarone		C	X
2006 Meetings	8	6	4	1	0

C	= Chair

X	= Member

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Barrack, the current presiding director for executive sessions of non-management directors), any committee of the board, or our non-management directors as a group, by writing to them c/o Secretary, Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. Comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the board, except that the board has instructed the company to direct communications that do not relate to the company’s accounting, internal accounting controls or auditing matters, to the chair of the Corporate Governance Committee and not to forward to the board or the chair of the Corporate Governance Committee certain categories of communications.

Qualifications of Directors

When identifying director nominees, the Corporate Governance Committee will consider the following:

•	The person’s reputation, integrity and, for non-management director nominees, such person’s independence from management and the company;

•	The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the company and the airline industry generally at the time of determination;

•	The number of other public companies for which the person serves as a director (subject to the specific limitations described under “— Corporate Governance Enhancements” above) and the availability of the person’s time and commitment to the company;

•	Diversity;

•	The person’s knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company’s operational environment;

•	The person’s age; and

•	Whether the person has a material, non-ordinary course (direct or indirect) investment in a direct competitor of the company.

The Corporate Governance Committee also confirms that nominees are in compliance with stock ownership requirements and board service limitations. In the case of current directors being considered for renomination, the committee also will take into account the director’s tenure as a member of the board, the director’s responses to the annual director performance self-assessment, the director’s history of attendance at annual meetings of stockholders and at board and committee meetings and the director’s preparation for and participation in such meetings. Moreover, each incumbent director is required to submit an irrevocable, conditional resignation letter pursuant to our director resignation policy prior to his or her nomination for re-election. Please see “— Corporate Governance Enhancements” above for a discussion of this requirement.

Director Nomination Process

Our director nomination process for new board members is as follows:

•	The Corporate Governance Committee, the Chairman of the Board and CEO, or other board member identifies a need to add a new board member who meets specific criteria or to fill a vacancy on the board.

•	The Corporate Governance Committee initiates a search by seeking input from board members and senior management and hiring a search firm, if necessary.

•	The Corporate Governance Committee also considers recommendations for nominees for directorships submitted by stockholders.

•	The initial slate of candidates that will satisfy specific criteria, and otherwise qualify for membership on the board, are identified and presented to the Corporate Governance Committee, which ranks the candidates.

•	The Chairman of the Board and CEO and at least one member of the Corporate Governance Committee interviews prospective candidate(s).

•	The full board is kept informed of progress.

•	The Corporate Governance Committee offers other board members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Corporate Governance Committee seeks full board endorsement of the final candidate(s).

•	The final candidate(s) are nominated by the board or elected to fill a vacancy.

Director Education

As provided in our Corporate Governance Guidelines, our newly elected directors participate in an orientation program following their election or appointment to the board. This orientation includes presentations by our senior management and independent auditors to familiarize new directors with our strategic plans, financial statements and key policies and practices. We also provide our directors with opportunities to visit our facilities, to participate in training concerning our Ethics and Compliance Program and to attend strategic sessions presented by our management during our regularly scheduled board meetings. We provide our directors with information concerning director education programs sponsored by various educational institutions, and we reimburse their expenses incurred to attend such programs. In addition, all of our directors are provided flight benefits, including airport lounge access, enabling them to monitor the quality of our services and to interact with employees and customers.

Compensation of Non-Employee Directors

The table below provides information relating to the compensation of the non-employee members of our board in 2006. The compensation elements are described in the narrative following the table.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	Earnings	($)(3)	($)

Thomas J. Barrack, Jr.	30,625	0	31,299	0	0	1,374	63,298
Kirbyjon H. Caldwell	34,475	0	31,299	0	0	10,718	76,492
Douglas H. McCorkindale	37,973	0	31,299	0	0	4,093	73,365
Henry L. Meyer III	40,025	0	31,299	0	0	11,199	82,523
Oscar Munoz	50,325	0	31,299	0	0	13,128	94,752
George G. C. Parker	47,375	0	31,299	0	0	10,765	89,439
Karen Hastie Williams	26,775	0	31,299	0	0	22,877	80,951
Ronald B. Woodard	28,325	0	31,299	0	0	2,033	61,657
Charles A. Yamarone	39,375	0	31,299	0	0	1,380	72,054

(1)	This represents cash fees earned in 2006, including the annual fees, meeting fees and orientation fees described below.

(2)	This represents the dollar amount of compensation cost recognized by the company in 2006, in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”), of 5,000 stock options granted to each of our non-employee directors on June 6, 2006, the date of our 2006 annual meeting of stockholders. These options became exercisable immediately upon grant, have an exercise price of $23.62 per share (the NYSE closing price of our common stock on the grant date) and have a ten year term. The recognized compensation cost reflected in the table is the same as the grant date fair value under SFAS 123R because all of the options vested immediately upon grant. The value of these options is based on assumptions which are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation” in the company’s annual report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”). Our non-employee directors held the following outstanding stock options as of December 31, 2006: Mr. Barrack — 35,000 options, Mr. Caldwell — 35,000 options, Mr. McCorkindale — 45,000 options, Mr. Meyer — 15,000 options, Mr. Munoz — 10,000 options, Mr. Parker — 35,000 options, Ms. Williams — 45,000 options, Mr. Woodard — 15,000 options, and Mr. Yamarone — 45,000 options.

(3)	Pursuant to SEC rules, the value of flight benefits provided to our directors is not included under All Other Compensation because the total incremental cost to the company of providing such benefits was less than $10,000 for each director. Amounts shown for each director represent a tax reimbursement relating to the flight benefits, calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits).

Narrative Disclosure to Director Compensation Table

Annual Fees.  Each of our non-employee directors receives an annual fee of $24,500 paid quarterly in advance. Each member of the Audit Committee receives an additional annual fee of $25,000, except the chair of the Audit Committee, who receives an additional annual fee of $40,000.

Meeting Fees.  Our non-employee directors receive the following fees for attendance at meetings of our board and committees:

•	$1,400 ($2,100 for the chairperson) for each board and committee meeting physically attended (other than an Audit Committee meeting);

•	$2,000 ($3,000 for the chairperson) for each Audit Committee meeting physically attended;

•	$700 for each board meeting attended by telephone; and

•	$350 for each committee meeting attended by telephone ($500 for each Audit Committee meeting attended by telephone).

Orientation Fees.  Each of our non-employee directors is entitled to receive $2,500 as compensation for time spent on orientation matters when the director is initially elected to the board or to a committee on which he or she has not recently served.

Stock Options.  Each of our non-employee directors receives an annual grant of stock options to purchase 5,000 shares of our common stock at an exercise price equal to the closing price on the date of grant. These options are fully vested upon grant and have a 10-year term. These options are granted following each annual meeting of stockholders and upon election to the board if a newly-elected director is first elected to the board other than at an annual meeting of stockholders.

Flight Benefits.  Our non-employee directors receive lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director’s family and certain other individuals (which is taxable to the director, subject to our reimbursement of certain of such taxes), frequent flyer cards and airport lounge cards. As is common in the airline industry, our directors also receive travel privileges on some other airlines through arrangements entered into between us and such airlines.

Reimbursement of Expenses.  We reimburse our directors, including those who are full-time employees who serve as directors, for expenses incurred in attending meetings or in connection with participation in director education programs and director institutes offered by third parties.

Conducting Company Business.  Our non-employee directors who, in their capacities as directors, conduct business on our behalf at the request of the board or the Chairman of the Board are paid:

•	For telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person; and

•	$3,000 per day spent outside the United States while conducting that business.

Policies and Procedures for Review of Related Person Transactions

As required by its charter, the Audit Committee reviews, at least annually, all related person transactions that may be required to be disclosed in the proxy statement for our next annual meeting of stockholders. We obtain information concerning any possible related person transactions from our directors and executive officers through their responses to annual questionnaires. All responses identifying possible related person transactions are then compiled and presented to the Audit Committee. The Audit Committee applies the disclosure standards adopted by the SEC for related person transactions to determine, based on the particular facts and circumstances, whether any “related person” (as defined by the SEC) has a direct or indirect material interest in a transaction involving the company. If such a material interest exists and no exception from disclosure applies, we disclose the transaction in our proxy statement as required by the SEC’s rules.

Related Person Transactions

The Audit Committee reviewed all transactions since January 1, 2006 involving a “related person” identified in the annual questionnaire responses or otherwise known to the committee or the company and determined that none of the transactions was required to be disclosed as a related person transaction pursuant to the SEC’s rules.

Compensation Committee Interlocks and Insider Participation

Our executive compensation programs are administered by the Human Resources Committee of the board. The committee is currently composed of four independent, non-employee directors, and no member of the committee has ever been an officer or employee of Continental or any of its subsidiaries. No member of the committee has served, at any time since January 1, 2006, as a member of the board of directors or compensation committee of any entity that at such time had one or more executive officers serving as a member of our board or Human Resources Committee.

Report of the Audit Committee

The Audit Committee is comprised of four non-employee members of the board of directors (listed below). Mr. McCorkindale joined the committee on September 6, 2006. After reviewing the qualifications of the current members of the committee, and any relationships they may have with the company that might affect their independence from the company, the board has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the NYSE, (3) all current committee members are financially literate, and (4) Mr. McCorkindale, Mr. Munoz and Mr. Parker each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The board of directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the board on its adequacy in light of applicable NYSE rules. In addition, the company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (2)-(4) of the first paragraph of this report and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the company’s annual report on Form 10-K for the year ended December 31, 2006 (the “10-K”), the committee, among other matters:

•	reviewed and discussed the audited financial statements included in the annual report to stockholders that accompanies this proxy statement with management and the company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the company’s internal controls and the quality of its financial reporting and discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors;

•	discussed with the company’s senior management, independent auditors and internal auditors the process used for the company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the company’s internal auditors, recommended to the board of directors the inclusion of the audited financial statements of the company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the company by the independent auditors (discussed below under Proposal 2) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed below under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements.

Committee members are not employees of the company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the company’s financial statements.

The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the company’s internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained (1) appropriate accounting and financial reporting principles or policies, or (2) appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee
Oscar Munoz, Chairman
Douglas H. McCorkindale
Henry L. Meyer III
George G. C. Parker

EXECUTIVE OFFICER BIOGRAPHICAL SUMMARIES

The following table sets forth information with respect to our current executive officers:

Name, Age and Position:	Term of Office and Business Experience:

LAWRENCE W. KELLNER, age 48 Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003 — December 2004); President (May 2001 — March 2003). Mr. Kellner joined the company in 1995. Director since May 2001. Director of Marriott International, Inc.
JEFFERY A. SMISEK, age 52 President	President since December 2004. Executive Vice President (March 2003 — December 2004); Executive Vice President — Corporate and Secretary (May 2001 — March 2003). Mr. Smisek joined the company in 1995. Director since December 2004. Director of National Oilwell Varco, Inc.
JAMES E. COMPTON, age 51 Executive Vice President — Marketing	Executive Vice President — Marketing since August 2004. Senior Vice President — Marketing (March 2003 — August 2004); Senior Vice President — Pricing and Revenue Management (February 2001 — March 2003). Mr. Compton joined the company in 1995.
JEFFREY J. MISNER, age 53 Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since August 2004. Senior Vice President and Chief Financial Officer (November 2001 — August 2004). Mr. Misner joined the company in 1995.
MARK J. MORAN, age 51 Executive Vice President — Operations	Executive Vice President — Operations since August 2004. Senior Vice President — Technical Operations and Purchasing (September 2003 — August 2004); Vice President — Technical Operations and Purchasing (March 2003 — September 2003); Vice President — Aircraft Maintenance (February 1998 — March 2003). Mr. Moran joined the company in 1994.
JENNIFER L. VOGEL, age 45 Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since September 2003. Vice President, General Counsel, Secretary and Corporate Compliance Officer (March 2003 — September 2003); Vice President, General Counsel, Corporate Compliance Officer and Assistant Secretary (February 2003 — March 2003); Vice President, General Counsel and Assistant Secretary (May 2001 — February 2003). Ms. Vogel joined the company in 1995.

There is no family relationship between any of our executive officers. All officers are appointed by the board to serve until their resignation, death or removal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction.  The U.S. network carrier environment improved during 2006. The improvement in our financial results during 2006 compared to 2005 was primarily the result of higher revenue and our cost-savings initiatives. We continue to seek to reduce our cost structure and increase our revenues to return to sustained profitability. Many of our network competitors, such as Delta Air Lines, Northwest Airlines, United Airlines and US Airways, have used or are using bankruptcy to reduce their costs significantly in ways not available to us outside of bankruptcy.

A significant component of our expense structure is labor and related costs. Management showed leadership by taking the first reductions that ultimately resulted in the company securing $500 million of company-wide annual pay and benefit cost reductions and work rule changes, completed in 2006. The reductions in base salary (by up to 25%) taken by our officers also resulted in reductions in potential payment amounts with respect to their annual incentive and long-term incentive plan awards, which are derived from base salary. The officers also surrendered their entire Stock Based RSU award (as defined below) for the performance period ended March 31, 2006, which had achieved the performance target and otherwise would have paid out a total of $22.8 million to the entire officer group (including the named executives) at the end of March 2006.

Philosophy.  Against this backdrop, our compensation philosophy in 2006 continued to be defined by three main objectives: aligning executive incentives with stockholder and co-workers’ interests, retaining our management team and designing appropriate pay for performance. We believe that compensation elements for executives should align the executives’ interests with the interests of our stockholders and our co-workers. We made difficult decisions to implement a business plan in 2005 that, through shared sacrifice, allowed us to grow and return to profitability in 2006. We believe that keeping these interests aligned will be an important factor in our returning to sustained profitability. We also believe that our experienced and well-regarded management team has been and continues to be critical to the company’s successful implementation of business strategies that led to our return to profitability and the ultimate preservation and growth of stockholder value. Accordingly, retention of senior executives is a key goal. Finally, we believe that pay for performance is a critical element in our executive compensation plan design, and that both absolute and relative performance measures are appropriate. We have designed our incentive programs to drive performance by such measures. As described below, in order to advance these objectives, we have restructured compensation packages over the last two years through significant reductions in the fixed components of executive pay, the surrender of certain incentive awards that did not fully correlate with pay incentives for the broader workforce and the implementation of an incentive compensation program focused on multi-year performance incentives which pay out based upon achievement of specified levels of profit sharing for our co-workers under our Enhanced Profit Sharing Plan.

Aligned Interests.  Structuring executive and broad-based employee incentives that align the interests of our executives and co-workers with those of our stockholders and customers makes good business sense. This is why both our executive and broad-based employee groups have significant incentives tied to company performance. The Human Resources Committee believes that such incentives play a significant part in Continental’s performance and success.

We align our executive compensation with the interests of our stockholders by linking our incentive compensation performance measures to metrics that are indicators of the company’s financial performance: our annual return on base invested capital, our long-term earnings relative to our peer airlines, our stock price performance, achieving positive net income and maintaining sufficient cash balances designed to permit us to endure a sudden industry downturn. The restricted stock unit (“RSU”) program aligns management’s interests with stockholders’ interests by placing the executives’ compensation “at risk” for any share price decline that occurs after the achievement of any performance target but before the relevant payment dates, which are spread over multi-year periods. Our executives’ compensation is aligned with the interests of our co-workers through our Profit Based RSUs, discussed below, that tie executive incentive opportunities to the achievement of cumulative profit sharing pools for our broad base of employees under the Enhanced Profit Sharing Plan. The Stock Based RSUs’ significant stock price appreciation requirement also aligns management’s interests with stockholders’ interests.

Further, in connection with its $500 million of annual pay and benefit cost reductions discussed above, the company reduced fixed compensation elements and created new incentive based opportunities for our broad co-worker group, furthering our objective to achieve alignment among the interests of our executives, our co-workers and our stockholders. First, the company granted stock options for approximately 9.7 million shares of its common stock to its broad-based employee group (excluding officers) with a weighted average exercise price of $13.00 per share. These options (excluding 0.8 million options forfeited in accordance with the plans) had realized value upon exercise and unrealized gains of almost $235 million based on the closing price of the company’s common stock on December 29, 2006. In addition, the company adopted its Enhanced Profit Sharing Plan that provides this broad base of co-workers with incentives that are aligned with the interests of our stockholders by providing payout opportunities based on the annual pre-tax profit of the company. In February 2007, the company paid out approximately $111 million in profit sharing to eligible employees (excluding officers and certain management employees) under the Enhanced Profit Sharing Plan. Finally, the company maintains its long-standing broad-based on-time arrival program (under which the company paid out $14 million in 2006 to eligible employees) and its perfect attendance program (under which the company gave away nine vehicles in 2006 in a drawing held for employees with perfect attendance). These programs ensure a continued focus on operational performance which aligns co-worker performance with customer satisfaction and enhances our product. These broad-based incentive programs are structured to drive improved financial results and customer satisfaction, again aligning the interests of our stockholders, co-workers and customers.

Retention.  Although industry challenges led to volatility in stockholder value following the September 11th terrorist attacks, Continental has markedly outperformed its peer network competitors by several measures over the past five years and our experienced and skilled management team has played a significant role in that success. Accordingly, a second critical objective of our compensation design is to retain our management team. We seek to achieve this primarily by setting compensation at competitive levels based on achievement of performance measures that support our overall business objectives, by spacing payouts over several years and by requiring continued employment to receive those payouts.

We target a median pay positioning strategy relative to companies of similar size and business complexity, recognizing the opportunities available to our senior executives from other companies. The Human Resources Committee believes that our competition for executive talent includes other major airlines as well as a broader range of general industry companies. Consequently, in assessing compensation levels and designing executive compensation programs, the Human Resources Committee benchmarks against companies in the broad general industry. Continental’s compensation is benchmarked against the “Mercer 350” database of large, non airline-specific U.S.-based companies (excluding financial services companies) regressed for companies of similar size to Continental. Within the airline industry, the Human Resources Committee expanded the peer group for both pay and performance comparisons. This group traditionally has included major network carriers such as American Airlines, United Airlines, Delta Air Lines, Northwest Airlines and US Airways and has been expanded to include America West (which merged with US Airways in 2005), Alaska Airlines and Southwest Airlines, as these companies have grown their scope of operations. This expanded peer group offers a broader comparison for determining appropriate financial performance goals relative to the airline industry.

In order to reflect the volatility and intense competition within the airline industry, the Human Resources Committee determined that it is appropriate to design programs that target total compensation for executives at the 50th percentile among general industry and at the 75th percentile of the airline industry. Following the reduction in management’s compensation as described above, the analysis reviewed by the Human Resources Committee showed that the target total compensation for the company’s named executive officers was below general industry median levels and at the 75th percentile of the airline peer group. These findings informed the compensation decisions of the Human Resources Committee for 2006.

Pay for Performance.  Our incentive compensation programs are designed to measure and reward annual absolute performance and long-term performance, on both an absolute and a relative basis. Absolute performance targets provide the primary links between incentive compensation and the company’s business strategy and operational results. Relative performance targets validate the absolute performance targets by indicating whether the company’s goals are sufficiently aggressive in comparison to the industry. Relative performance targets also provide flexibility to deal with unforeseen events and industry-wide challenges. In such circumstances, the company could fail to achieve its absolute performance targets, but the relative performance measures will reward management that is able to outperform its peer group in the face of such adversity. The performance targets under the programs are reviewed and established each year based on Continental’s business forecasts and the competitive environment. Each of these compensation programs is described in further detail in the following section of this Compensation Discussion and Analysis as well as in the discussion following the Summary Compensation Table. The principal measures used to implement our compensation objectives in our incentive programs are as follows:

•	Annual Absolute Performance. Beginning in 2004 and going forward, the Human Resources Committee introduced the return on base invested capital (“ROBIC”) measure into the annual executive bonus program (also known as the ROBIC annual incentive program). The calculation of the company’s ROBIC is described in “— Detailed Description of Pay Elements” below. The rationale for using this measure is to recognize the capital-intensive nature of the airline industry and to ensure that Continental is achieving a sufficient return on its capital, thereby aligning this program with stockholders’ long-term interests. Before any payment is made for a fiscal year, even if a ROBIC performance goal is met, the annual incentive program also requires the achievement of a financial performance hurdle and a minimum cash balance, which the Human Resources Committee recognizes are important absolute measures of the company’s financial performance and liquidity. The Human Resources Committee sets these targets as well as the entry, target, and stretch ROBIC performance goals under the program annually.

•	Long-term Absolute and Relative Performance. The Human Resources Committee sets entry, target, and stretch performance goals under the company’s long term incentive program (“LTIP”) that require Continental to exceed the average earnings before interest, income taxes, depreciation, amortization, aircraft rent, nonoperating income (expense) and special items (“EBITDAR”) margin of peer airline competitors in order for management to receive market levels of compensation. In addition to this relative performance measure, the LTIP also requires absolute performance in the form of achieving a minimum cash balance before any payments can be made, regardless of the company’s EBITDAR margin performance. EBITDAR, a widely accepted measure of financial performance in capital-intensive industries such as the airline industry, effectively adjusts for variations in lease versus debt financing decisions among carriers. The RSU program is designed to measure long-term absolute performance through Stock Based RSUs awarded in 2004, which required significant share price appreciation, and through Profit Based RSUs introduced in 2006 that require significant levels of profit sharing be achieved for our co-workers as well as the achievement of a financial performance hurdle and minimum cash balance prior to each payment date.

Human Resources Committee.  The Human Resources Committee, which is comprised solely of independent directors, makes all decisions concerning the compensation of our Section 16 Officers. Since 2004, the Human Resources Committee has relied on Mercer Human Resource Consulting (“Mercer”), its independent consultant, to assist it in developing and structuring the company’s executive compensation programs in light of the principal objectives described above. In designing particular programs, the Human Resources Committee also considered recent trends in executive compensation and the concerns expressed by institutional investors on the topic of executive compensation. For additional information concerning the Human Resources Committee, including its authority and its conflict of interest guidelines, see “Corporate Governance — Standing Committees of the Board” above.

Use of Tally Sheets.  We prepare comprehensive executive compensation tally sheets covering each of the named executive officers and present them to the Human Resources Committee in advance of the meetings at which incentive compensation targets are set and awards are considered and made, generally at the committee’s regularly scheduled meeting in February of each year. The tally sheets detail the actual dollar value of compensation received for the prior year, the proposed compensation for the current year, including the potential value of any awards being considered by the committee, as well as projected compensation values in each separation scenario and upon a change in control of the company.

Timing of Stock Awards.  The company has not granted the named executives any stock options since 2003 and has not granted them any restricted stock since 2002. The company has no current plans to grant stock options or restricted stock to its officers. Under the terms of our equity compensation plans, stock option and restricted stock awards are priced based on the closing price of our common stock on the date of grant. Historically, the company has not timed the grant of equity awards to precede or follow the release of material non-public information. The company has adopted an internal policy that provides that employees who are newly-hired or promoted into option-eligible management positions below the officer level are awarded a stock option grant effective on the first day of the month following the date of hire or promotion.

Detailed Description of Pay Elements

The Human Resources Committee has developed and implemented the pay elements and programs described below to establish an appropriate balance between fixed and “at risk” or incentive compensation elements, and between absolute and relative performance, and to develop performance measures that drive stockholder value and are indicators of the long-term success of the company.

Base Salaries.  Base salary levels are based on competitive considerations, individual performance over time, overall financial results and job duties and responsibilities. As described above, each of the named executive officers and the company’s entire officer group voluntarily agreed to a reduction in base salary effective February 28, 2005 of up to 25%.

Annual Incentive Program.  For 2006, the annual incentive program for our executives offered incentive compensation opportunities of between 50% (entry) and 150% (stretch) of base salary, with a target of 125% of base salary at year end, depending on achievement of an absolute level of Continental’s capital efficiency, cash flow and financial results. The capital efficiency performance measure is Continental’s ROBIC, which is defined as EBITDAR divided by the sum of total property and equipment (less accumulated depreciation and amortization thereon and less purchase deposits on flight equipment) at year-end and 7.5 times annual aircraft rentals. The ROBIC goals are reviewed and new goals established annually by the Human Resources Committee. The program also permits the Human Resources Committee to establish different levels of target and stretch incentive opportunity on an annual basis. The program requires the achievement of a minimum unrestricted cash, cash equivalent and short-term investment balance set by the Human Resources Committee annually. Finally, the program requires that the company achieve a financial performance hurdle also set by the Human Resources Committee annually. Following the company-wide pay and benefit reduction initiative completed in 2006, the Human Resources Committee adjusted the ROBIC goals for 2006 by raising the level of ROBIC required before any incentive payments could be made to eliminate the effect of employee pay and benefit reductions. No incentive payments are made, regardless of ROBIC performance, unless the minimum cash balance and financial performance hurdle are also achieved. In 2004, the program’s first year, Continental’s performance was between the entry and target levels. Mr. Kellner and Mr. Smisek nonetheless voluntarily declined their 2004 incentive payment in recognition of the sacrifices co-workers were being asked to make. No payments were made under the program for 2005 because the company did not achieve the entry ROBIC margin. The company achieved the stretch target under this program for 2006. The targets for 2006 under the annual incentive program were as follows: ROBIC entry of 11.9%, target of 12.2% and stretch of 13%, a financial performance hurdle that required the company to report positive net income for 2006 as set forth on the company’s regularly prepared and publicly available consolidated statement of operations prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and a minimum cash balance of $1.125 billion.

Long-Term Incentive Program.  The Human Resources Committee established a long-term incentive compensation program in 2004 with two components — the LTIP based primarily on relative performance, and an RSU program based on absolute performance (together, the “LTIP/RSU Program”).

•	The LTIP compares Continental’s EBITDAR margin for a three-year performance period against the average EBITDAR margin represented by the expanded peer group (American Airlines, United Airlines, Delta Air Lines, Northwest Airlines, US Airways, which merged with America West in 2005, Alaska Airlines and Southwest Airlines). EBITDAR margin equals cumulative EBITDAR for the performance period divided by cumulative revenues for such performance period. The LTIP also includes an absolute performance measure requiring that the company achieve a minimum unrestricted cash, cash equivalent and short-term investment balance at the end of the performance period. If this required minimum cash balance amount is not achieved, no LTIP payments will be made, regardless of relative EBITDAR margin performance. Incentive opportunities as a percentage of the combination of base salary plus an assumed bonus vary based on the level of the executive. Performance targets are reviewed and new targets established annually by the Human Resources Committee with respect to each subsequent three-year performance period. The 2004 LTIP award, the payment of which is included in the Summary Compensation Table, had a performance period of April 1, 2004 through December 31, 2006. Performance targets were set by the Human Resources Committee so that executives would earn nothing for EBITDAR margin performance below peer group average performance, below market-average incentives for average relative performance and above market-average incentives for superior EBITDAR margin performance. The targets applicable to the 2004 LTIP award were as follows: entry EBITDAR margin equal to the industry group average, target EBITDAR margin equal to entry plus 100 basis points, stretch EBITDAR margin equal to entry EBITDAR margin plus 200 basis points, and a minimum cash balance of $1 billion. The company’s EBITDAR margin performance for the 2004 LTIP award performance period exceeded the EBITDAR margin for the industry group by 228 basis points, thus achieving the stretch level. Entry, target and stretch incentive opportunities with respect to the 2006 LTIP award are set forth in the Grants of Plan-Based Awards table.

•	The RSU program as originally adopted in 2004 contemplated awards that measured the absolute performance of Continental’s stock (“Stock Based RSUs”) during the relevant performance period. RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). Of the three Stock Based RSU awards made in 2004 under the RSU program, two were voluntarily surrendered by executives in connection with the company’s $500 million pay and benefit cost reduction initiative and the final award, with a performance period commencing April 1, 2004 to December 31, 2007, remains outstanding. The performance target applicable to this outstanding Stock Based RSU award required that the company’s stock price appreciate at least 80% from the grant date price of $12.4775 (i.e., to at least $22.4775). The performance target was achieved on March 3, 2006 when our common stock reached the target price (based on a 20-day average price). The award will pay out after December 31, 2007 in cash based on the average closing price of the company’s common stock for the 20 trading days immediately prior to December 31, 2007 if a participant remains continuously employed through that date, with limited exceptions in the case of death, disability, retirement or certain involuntary termination events. The Human Resources Committee does not anticipate awarding additional Stock Based RSUs, preferring the Profit Based RSUs described below for future awards.

•	The Human Resources Committee amended the RSU program in March 2006 to align management’s performance objectives with the Enhanced Profit Sharing Plan available to the company’s broad employee group as part of the company’s wage and benefit reduction initiative. The Profit Based RSUs can result in cash payments following the achievement of a profit sharing-based performance target. The performance target requires that the company (i) reach target levels of cumulative profit sharing for participants under the company’s Enhanced Profit Sharing Plan and (ii) achieve a financial performance hurdle based on the company’s net income for the fiscal year in which the cumulative profit sharing target level is met. To enhance retention and continue to focus executives’ attention on the creation of stockholder value, payments following achievement of a performance target will be made to participants who remain continuously employed through the payment date in one-third increments, with the first payment possible on or about March 31, 2008 and one year elapsing between the first and second and the second and third payments, with limited exceptions in the case of death, disability, retirement or certain involuntary termination events. As an additional requirement, the company must have a minimum unrestricted cash, cash equivalent and short term investment balance at the end of the fiscal year preceding the date that any payment is made. If the company does not achieve the minimum cash balance applicable to a payment date, the payment will be deferred to the next payment date (March 31st of the next year), subject to a limit on the number of years payments may be carried forward. Payment amounts will be calculated based on the number of RSUs subject to the award, the company’s stock price (based on the average closing price of the company’s common stock for the 20 trading days preceding the payment date) and the payment percentage set by the Human Resources Committee for achieving the applicable profit-based performance target. In June 2006, the Human Resources Committee awarded Profit Based RSUs with a performance period of April 1, 2006 to December 31, 2009. Depending on the level of cumulative employee profit sharing achieved, ranging from $25 million to $225 million, the payment percentage for these awards can range from 0% to 337.5% of the underlying Profit Based RSU

Award. The financial performance hurdle required the company to achieve net income of greater than $66 million for 2006. The minimum cash balance applicable to such awards is $1.125 billion. The entry, target, and stretch award opportunities are outlined in the Grants of Plan-Based Awards table.

Certain Other Programs.  We also continue to maintain the following long-term executive compensation programs:

•	Stock Options. No stock options have been awarded to the named executive officers since 2003. Prior to that time, grants of stock options were made to those officers pursuant to the company’s stock incentive plans from time to time.

•	Restricted Stock. No restricted stock awards have been made to the named executive officers since 2002. Prior to that time, awards of restricted shares of our common stock were made to those officers pursuant to the company’s stock incentive plans from time to time.

Perquisites.  We provide executives with certain perquisites similar in form and amount to those offered to executives at similar levels at companies within the airline industry and general industry groups. We believe that providing a portion of compensation to our executive officers in the form of perquisites (such as flight benefits), rather than in cash, enhances retention, results in a cost savings to Continental and strengthens our relationship with our executives. Executive perquisites are discussed in the footnotes to the Summary Compensation Table. In addition to the perquisites disclosed in the Summary Compensation Table, executives may participate in company-wide plans and programs such as group health and welfare plans, the 401(k) plan and other programs that are offered to the broader employee group.

SERP.  The company maintains a supplemental executive retirement plan (“SERP”) that provides an annual retirement benefit expressed as a percentage (that could range up to 75% for Mr. Kellner and Mr. Smisek if they achieve 30 years (the capped amount) of SERP credited service or up to 65% for Messrs. Misner, Compton and Moran if they achieve 26 years (the capped amount) of SERP credited service) of senior executives’ final average compensation. The Human Resources Committee believes that the SERP serves as an important and effective long-term retention incentive. Since final average compensation is capped in the benefit formula applied under the company’s defined benefit pension plan, the SERP provides an opportunity for the named executives to earn supplemental retirement benefits. The benefit formulas and the compensation limitations applicable to the SERP and the defined benefit pension plan are described below under “— Pension Benefits.”

Other Executive Compensation Matters

Outlined below is certain additional information with respect to the company’s compensation policies and practices.

Employment Agreements.  We have entered into employment agreements and amendments thereto with each of our named executive officers. For a discussion of the material terms of the agreements, please see “Compensation of Executive Officers — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Stock Ownership Guidelines.  The company’s board has adopted minimum stock ownership guidelines. For a discussion of the minimum ownership guidelines for our named executive officers, please see “Corporate Governance — Corporate Governance Enhancements” above.

Hedging Policy.  Our securities trading policy prohibits our officers and directors from trading in options, warrants, puts and calls or similar instruments on our securities and from engaging in short sales of our securities or transactions that are substantially equivalent to short sales.

Payments Upon Termination or Change in Control.  Our executives’ employment agreements and our existing compensation programs require us to make payments or provide certain benefits to our named executive officers upon termination of employment, including a termination in connection with a change in control of Continental. For a discussion of the payments to our named executive officers upon termination or change in control, please see “Potential Payments Upon Termination or Change in Control” below.

Clawback Policy.  The ROBIC annual incentive program provides that a participant must reimburse the company for the full amount of any ROBIC annual incentive paid to such participant if the participant’s misconduct (as defined in the program) results in an error in the company’s financial information that has the effect of increasing the amount of such incentive payment.

Section 162(m) of the Internal Revenue Code.  In designing and implementing the programs applicable to executives, the Human Resources Committee considers the effects of section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers employed on the last day of a given year, unless their compensation is based on qualified performance criteria. To qualify for deductibility, these criteria must be established within specified periods by a human resources committee of independent directors and approved, as to their material terms, by that company’s stockholders. Most of Continental’s compensation plans applicable to the company’s executive officers, including the ROBIC annual incentive program, the LTIP/RSU Program, and its stock incentive plans were designed to permit the grant of awards that could qualify as performance-based compensation under section 162(m). The Human Resources Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with section 162(m) if it determines that such action is appropriate and in the company’s best interests. Although some amounts recorded as compensation by the company to certain executives may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by the company due to its significant net operating loss carry forwards.

Report of the Human Resources Committee

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Based on such review and discussions with management, the Human Resources Committee has recommended that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Respectfully submitted,

Human Resources Committee
Charles A. Yamarone, Chairman
Thomas J. Barrack
Kirbyjon H. Caldwell
Ronald B. Woodard

Compensation of Executive Officers

The following table sets forth information concerning the compensation of our CEO, our chief financial officer, and our three other most highly compensated executive officers in 2006 (collectively referred to in this proxy statement as the “named executive officers”).

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
				Stock	Option		Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards		Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)		($)(3)	($)(4)	($)(5)	($)

Lawrence W. Kellner	2006	712,500	0	3,325,278	0		3,473,438	201,546	45,196	7,757,958
Chairman and Chief Executive Officer
Jeffrey J. Misner	2006	360,000	0	1,411,140	0		1,350,000	285,715	46,819	3,453,674
Executive Vice President and Chief Financial Officer
Jeffery A. Smisek	2006	576,000	0	2,294,963	0		2,613,600	290,744	53,761	5,829,068
President
James E. Compton	2006	360,000	0	1,409,821	0		1,350,000	249,722	45,030	3,414,573
Executive Vice President — Marketing
Mark J. Moran	2006	360,000	0	1,350,854	8,050	(2)	1,350,000	213,285	67,534	3,349,723
Executive Vice President — Operations

(1)	These amounts represent the financial reporting expense recognized by the company in 2006 for the following awards in accordance with SFAS 123R, not the amounts that may be realized by the executives: (i) Stock Based RSUs awarded in April 2004 with a performance period ending December 31, 2007, (ii) Stock Based RSUs awarded in April 2004 with a performance period ending March 31, 2006, which were voluntarily surrendered by the named executive officer in February 2006 (a negative value), (iii) Profit Based RSUs awarded in June 2006, and (iv) restricted stock that vested in 2006. Under SFAS 123R, we account for the Stock Based RSU awards as liability awards and the value of those RSUs is determined based on the current stock price since the target stock price has been achieved. Under SFAS 123R, we account for the Profit Based RSU awards as liability awards. Once it is probable that a performance target will be met, we measure the awards at fair value based on the current stock price. The related expense is recognized ratably over the required service period, which ends on each payment date, after adjustment for changes in the then-current market price of our common stock. For a discussion of the assumptions relating to these valuations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation” and Note 8 to the consolidated financial statements included in Item 8 of the 2006 10-K. No restricted stock awards have been made by the company since April 2002.

(2)	This represents the dollar amount of compensation cost recognized by the company, in accordance with SFAS 123R, with respect to Mr. Moran’s stock options that vested in 2006. The value of the stock options is based on assumptions that are discussed in Note 9 to the consolidated financial statements included in Item 8 of the company’s annual report on Form 10-K for the year ended December 31, 2003.

(3)	This represents payments with respect to the ROBIC annual incentive program for 2006 and LTIP awards for the three-year performance period ended December 31, 2006. Each of such awards was paid out in 2007 to the named executive officer at the maximum or “stretch” performance level. See the Grants of Plan-Based Awards table below for information regarding the 2006 ROBIC annual incentive award.

(4)	This represents the difference in the present value of accumulated benefits determined as of December 31, 2006 and December 31, 2005 for both the CARP and SERP plans. The change in pension value shows the impact of a variety of factors, including passage of time, change in assumptions, and change in the accrued benefit (which includes additional credited service, changes in final average compensation, and changes in the average Social Security wage base). See “— Pension Benefits” below for a discussion of the assumptions used to calculate the present values and further information on the provisions of the plans.

(5)	The All Other Compensation column consists of items not properly reported in the other columns of this table, and for each named executive officer includes perquisites and other personal benefits, term life insurance and tax reimbursements. Pursuant to SEC rules (i) each perquisite and other personal benefit is included in the total and identified and, if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that officer, also is quantified below and (ii) reimbursement of taxes with respect to perquisites or other personal benefits also is separately quantified and identified. Mr. Kellner’s 2006 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $16,788, a car benefit, financial planning and tax services, and reserved parking at the company’s headquarters. Compensation for Messrs. Kellner and Smisek also includes certain legal fees paid by the company relating to a review of their employment agreements in connection with amendments the company is requesting them to consider in light of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Misner’s 2006 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $9,129, a car benefit in the amount of $28,122, financial planning and tax services, and reserved parking at the company’s headquarters. In addition to the legal fees described above, Mr. Smisek’s 2006 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $15,216, a car benefit, financial planning and tax services, health club membership dues, a medical exam and reserved parking at the company’s headquarters. Mr. Compton’s 2006 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $13,952, a car benefit, health club membership dues, and reserved parking at the company’s headquarters. Mr. Moran’s 2006 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $24,472, a car benefit in the amount of $27,127, financial planning and tax services, health club membership dues, and reserved parking at the company’s headquarters. With respect to the car benefit, we have calculated the incremental cost to the company of the executive’s allocated percentage (as specified by the executive for tax purposes) of personal use of a company car based on the company’s actual lease payments or depreciation expense (in the case of purchased vehicles), insurance, tax, registration and other miscellaneous costs related to the use and maintenance of the automobile. Flight benefits allow the named executives and their family members and significant others effectively unlimited travel on Continental Airlines, Continental Micronesia, Continental Express and certain airline partners as well access to our Presidents Club facilities. The executives are provided an associated tax reimbursement based on the value of the flights for tax purposes.

Grants of Plan-Based Awards

The following table sets forth information regarding awards granted in 2006 to our named executive officers under our ROBIC annual incentive program and the LTIP/RSU Program, each of which has been implemented under our Incentive Plan 2000. Awards under the ROBIC annual incentive program also are included in the Summary Compensation Table.

									All	All
									Other	Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
									Number of	Number of	or Base	Value
			Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	and Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)(4)	(#)(4)	(#)(4)	(#)	(#)	($/Sh)	($)(5)

Lawrence W. Kellner	2/22/06	(1)	356,250	890,625	1,068,750
	2/22/06	(2)	1,202,344	1,603,125	2,404,688
	6/06/06	(3)				33,333	100,000	337,500				2,362,000
Jeffrey J. Misner	2/22/06	(1)	180,000	450,000	540,000
	2/22/06	(2)	405,000	607,500	810,000
	6/06/06	(3)				23,333	70,000	236,250				1,653,400
Jeffery A. Smisek	2/22/06	(1)	288,000	720,000	864,000
	2/22/06	(2)	907,200	1,166,400	1,749,600
	6/06/06	(3)				28,333	85,000	286,875				2,007,700
James E. Compton	2/22/06	(1)	180,000	450,000	540,000
	2/22/06	(2)	405,000	607,500	810,000
	6/06/06	(3)				23,333	70,000	236,250				1,653,400
Mark J. Moran	2/22/06	(1)	180,000	450,000	540,000
	2/22/06	(2)	405,000	607,500	810,000
	6/06/06	(3)				23,333	70,000	236,250				1,653,400

(1)	ROBIC annual incentive award for fiscal year 2006 granted pursuant to the company’s annual incentive program or the “Annual Executive Bonus Program.” This award paid out at the maximum or “stretch” performance level and is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	LTIP award for the performance period January 1, 2006 through December 31, 2008 granted pursuant to the company’s LTIP/RSU Program.

(3)	Profit Based RSUs granted pursuant to the LTIP/RSU Program.

(4)	The values in this column reflect share equivalents, not payout values.

(5)	Represents the grant date fair value of the Profit Based RSUs, calculated in accordance with SFAS 123R assuming achievement of a payout percentage of 100% (“target” level) with a possible range of 0% - 337.5% at $23.62 per share (the closing price on the date of grant).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Agreement with Mr. Kellner.  We have entered into an employment agreement effective April 14, 2004, and amendments thereto, with Mr. Kellner relating to his service as an officer and director of the company and providing for a minimum annual base salary of $712,500. The agreement is in effect until April 14, 2009, subject to automatic successive five-year extensions, but may be terminated at any time by either party, with or without cause. His employment agreement entitles him to an annual performance incentive and long-term incentive payment opportunities at a level not less than the highest participation level made available to other company executives. In addition, Mr. Kellner participates in a supplemental executive retirement plan (“SERP”) that provides an annual retirement benefit expressed as a percentage (that could range up to 75% depending on his final years of service credit (capped at 30 years)) of his final average compensation as defined in his employment agreement. He also is entitled to participate in the compensation and benefit plans available to all management employees, receive company-provided disability benefits and life insurance, flight benefits, certain tax indemnity payments (some of which may not be deductible by the company), use of a company provided automobile, and certain other fringe benefits. Mr. Kellner’s employment agreement also includes a two-year non-compete provision with the company following termination of his employment, except if such termination is by the company without Cause or upon his disability or by Mr. Kellner for Good Reason. In addition, if any payment or benefit is determined to be subject to an excise tax (including any such tax arising under Section 4999 of the Code upon a change in control), Mr. Kellner is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. The benefits that the company is required to provide Mr. Kellner upon various termination scenarios, including upon a change in control of the company, and the definitions of “Good Reason” and “Cause” are discussed below under “— Potential Payments Upon Termination or Change in Control.”

Agreements with Other Named Executive Officers.  We also have entered into employment agreements effective August 12, 2004, and amendments thereto, with Messrs. Misner, Smisek, Compton and Moran relating to their services as officers of the company and providing for minimum annual base salaries of $360,000, $576,000, $360,000 and $360,000, respectively. Each agreement is similar to that of Mr. Kellner’s, except as follows: the agreements do not include non-compete provisions, the automatic extension after the base term of each contract is for successive one year periods, and the SERP for Messrs. Misner, Compton and Moran provides a maximum annual retirement benefit that could range up to 65% depending on his final years of service (capped at 26 years). In addition, under the agreements with Messrs. Misner, Compton and Moran, a more limited formula is used to calculate termination payments as further discussed below under “— Potential Payments Upon Termination or Change in Control.”

Annual Incentive Program

The current annual executive incentive program was established by the Human Resources Committee in 2004. Annual performance incentive payment opportunities under the program depend on achievement of an absolute level of Continental’s capital efficiency, cash flow and financial results. Under the program, the committee can establish different levels of target and stretch incentive opportunity on an annual basis. The capital efficiency performance measure is Continental’s return on base invested capital (“ROBIC”), which is defined as annual earnings before interest, income taxes, depreciation, amortization, aircraft rent, nonoperating income (expense) and special items (“EBITDAR”) divided by the total of property and equipment (less accumulated depreciation and amortization thereon and less purchase deposits on flight equipment) at year-end and 7.5 times annual aircraft rentals. The ROBIC goals are reviewed and new entry, target and stretch ROBIC goals are established annually by the Human Resources Committee. In 2006, the program was amended to permit the committee to establish an annual financial performance hurdle, which for 2006 required positive GAAP net income. The program also requires a year-end minimum unrestricted cash, cash equivalent and short-term investment balance amount that is set by the committee each year. If either the financial performance hurdle or the minimum cash balance is not achieved, no payments are made, regardless of ROBIC performance.

For 2006, the company satisfied the financial performance hurdle and the minimum cash balance of $1.125 billion, and achieved the “stretch” level of ROBIC performance. This performance resulted in a payment under the program of 150% of base salary, which is included in the Summary Compensation Table in the Non-

Equity Incentive Plan Compensation column and in the Grants of Plan-Based Awards table. In 2004, the program’s first year, performance was between the entry and target levels; however, Mr. Kellner and Mr. Smisek voluntarily declined that incentive payment in recognition of the sacrifices that employees were being asked to make. No payments were made under the program for 2005 because the company did not achieve the entry ROBIC margin.

Long-Term Incentive Program

LTIP.  Payouts under the LTIP/RSU Program are based on Continental’s EBITDAR margin for a three-year performance period as compared against an industry group and the achievement of a minimum cash balance. For the first performance period of April 1, 2004 through December 31, 2006, performance targets were set by the Human Resources Committee so that executives would earn (i) nothing for EBITDAR margin performance below peer group average performance, (ii) below market incentives for EBITDAR margin performance equal to peer group average performance, (iii) graduated payments up to market average incentives for above average EBITDAR margin performance, and (iv) graduated payments up to above market average incentives for superior EBITDAR margin performance. The LTIP awards also require a minimum unrestricted cash, cash equivalent and short-term investment balance at the end of the performance period, which required cash balance amount is set by the Human Resources Committee for each performance period. If this required minimum cash balance amount is not achieved, no LTIP payments will be made, regardless of relative EBITDAR margin performance. The company achieved the “stretch” level of performance and satisfied the minimum cash balance of $1 billion for the LTIP performance period ending December 31, 2006, and the resulting payouts are included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Stock Based RSUs.  The Stock Based RSUs measure the absolute performance of Continental’s stock during the relevant performance period. Stock Based RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). Stock Based RSUs vest during the performance period only if Continental’s common stock achieves the target price (based on a 20-day average price), and pay out only at the end of the performance period, in an amount in cash based on the average closing price of the company’s common stock for the 20 trading days immediately prior to the end of the performance period. There is no time element to vesting so achievement is entirely performance based; however, a participant must remain employed through the end of the performance period to receive payment, with limited exceptions for events such as death, disability, retirement and certain involuntary termination events.

In February 2006, all of the company’s officers voluntarily surrendered their Stock Based RSUs for the performance period ending March 31, 2006 as further discussed in the Compensation Discussion and Analysis above. The surrendered Stock Based RSUs had achieved their performance target of $20.4775 per share (representing 64% stock price appreciation from date of grant) prior to the time of surrender and would have resulted in $22.8 million in payments to the officer group (including the named executives) on March 31, 2006. For the named executive officers, these awards are included in the Summary Compensation Table in the Stock Awards column as a negative value, in accordance with SEC rules, as they were surrendered without payment. The Stock Awards column also includes Stock Based RSUs for the performance period ending December 31, 2007. Those awards achieved their performance target of $22.4775 per share on March 3, 2006 (representing 80% stock appreciation from date of grant).

Profit Based RSUs.  In March 2006, the Human Resources Committee adopted amendments to the RSU program to provide for Profit Based RSUs. The revised program aligns management’s performance objectives with those of co-workers under the company’s Enhanced Profit Sharing Plan. Under the amended program, Profit Based RSUs require the achievement of profit sharing-based performance targets set by the Human Resources Committee at the time Profit Based RSU awards are granted. The performance target requires that the company (i) reach target levels based on the cumulative profit sharing pools for participants under the company’s Enhanced Profit Sharing Plan and (ii) achieve a financial performance hurdle based on the company’s net income for the fiscal year in which the cumulative profit sharing target level is met. Once a performance target has been met, the Profit Based RSU award will pay out in cash in an amount equal to the number of RSUs awarded multiplied by the product of (i) the average closing price of the company’s common stock for the 20 trading days immediately prior to the payment date and (ii) the target percentage set by the Human Resources Committee for the achievement of the target.

Payments with respect to achieving a performance target will be made in one-third increments. Under the program, if a target is achieved for a fiscal year, payments generally will be made 3 months, 15 months and 27 months after the end of the year for which the target is met (excepting fiscal year 2006 performance, for which payment does not begin until March 2008). Before a payment can be made, the company must satisfy the minimum cash balance set by the Human Resources Committee ($1.125 billion for the 2006 awards). If the minimum cash balance is not met on any payment date, the payment rolls forward to the next year until the minimum cash balance is met (subject to a maximum number of deferrals). In addition, participants must remain continuously employed through the payment date to receive a payment, with limited exceptions for events such as death, disability, retirement and certain involuntary termination events. For the named executive officers, these awards are included in the Summary Compensation Table in the Stock Awards column and in the Grants of Plan-Based Awards table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and unvested equity incentive plan awards for each named executive officer as of December 31, 2006. There were no outstanding shares of restricted stock at year-end.

	Option Awards						Stock Awards
Equity
Incentive
									Equity	Plan Awards:
									Incentive	Market or
									Plan Awards:	Payout
				Equity					Number of	Value of
				Incentive Plan					Unearned	Unearned
				Awards;				Market	Shares,	Shares,
	Number of	Number of		Number of			Number of	Value of	Units or	Units or
	Securities	Securities		Securities			Shares or	Shares or	Other Rights	Other Rights
	Underlying	Underlying		Underlying			Units of	Units of	That	That
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Have Not	Have Not
	Options (#)	Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	Vested	Vested
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)	Vested ($)	(#)(2)	($)(3)

Lawrence W. Kellner	0	0		0	—	—	0	0	350,000	14,881,300
Jeffrey J. Misner	0	0		0	—	—	0	0	155,000	6,590,290
Jeffery A. Smisek	0	0		0	—	—	0	0	252,500	10,735,795
James E. Compton	0	0		0	—	—	0	0	155,000	6,590,290
Mark J. Moran	4,875	1,500	(1)	0	17.88	9/17/08	0	0	145,000	6,165,110

(1)	The stock options shown vest on September 17, 2007.

(2)	This includes Stock Based RSUs awarded in 2004 with a performance period ending December 31, 2007, which have achieved the stock price performance target, and Profit Based RSUs awarded in 2006 (assuming achievement of a payout percentage of 150% with a possible range of 0%-337.5%). The Profit Based RSUs require the achievement of a profit sharing target level and a financial performance hurdle and require a minimum cash balance prior to each payment date. RSUs are also subject to a continued employment requirement, subject to limited exceptions. The continuing employment requirement extends through the end of the performance period for the Stock Based RSUs and through the applicable payment date for the Profit Based RSUs.

(3)	This reflects the value at December 31, 2006 of the Stock Based RSUs and the Profit Based RSUs (assuming achievement of a payout percentage of 150% with a possible range of 0%-337.5%) at $42.518 per share (the average closing price of the company’s common stock for the 20 trading days preceding December 31, 2006).

Option Exercises and Stock Vested

The following table sets forth information for each named executive officer regarding the exercise of stock options and the vesting of restricted stock during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)(1)	Vesting ($)(1)

Lawrence W. Kellner	329,687	5,844,460	9,375	258,797
Jeffrey J. Misner	53,062	606,844	2,000	55,210
Jeffery A. Smisek	266,500	4,724,325	8,000	220,840
James E. Compton	36,258	414,665	921	25,424
Mark J. Moran	50,000	537,860	700	19,324

(1)	This reflects restricted stock that vested on April 7, 2006 at a value of $27.605 per share, the average of the high and low stock price on the vesting date.

Pension Benefits

The following table sets forth information as of December 31, 2006 for each named executive officer concerning the present value of his accumulated benefits under (i) the Continental Retirement Plan (“CARP”) and (ii) the supplemental executive retirement plan (“SERP”) provided under his employment agreement.

		Number of Years	Present Value of	Payments During Last
	Plan	Credited Service	Accumulated Benefit(2)	Fiscal Year
Name	Name	(#)(1)	($)	($)

Lawrence W. Kellner	CARP	11.6	123,002	0
	SERP	22	3,668,071	0
Jeffrey J. Misner	CARP	11.3	166,236	0
	SERP	12	1,391,793	0
Jeffery A. Smisek	CARP	11.8	164,013	0
	SERP	22	4,472,746	0
James E. Compton	CARP	11.9	153,379	0
	SERP	12	1,240,621	0
Mark J. Moran	CARP	12.7	160,646	0
	SERP	6	478,413	0

(1)	Years of credited service recognized under the SERP differs from actual service with the company. Actual company service is shown with respect to the CARP.

(2)	The assumptions used to calculate the present value of accumulated benefits under CARP and SERP, including those shown in the Summary Compensation Table, are set forth in the table below. These assumptions are primarily the same as those used for pension plan accounting under SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS 87”) as of each measurement date with three exceptions: pre-retirement mortality, pre-retirement turnover, and the age at which participants are assumed to retire.

	Measurement Date
Assumption	12/31/2005	12/31/2006

Discount Rate — CARP & SERP	5.74%	5.98%
Lump Sum Interest Rate:
• CARP	5.24%	4.98%
• SERP	5.74%	5.98%
Lump Sum Election	100%	100%
Pre-retirement Turnover	None	None
Mortality Assumption:
• Pre-retirement	None	None
• Lump Sum	GAR 94 Unisex	GAR 94 Unisex
Assumed Retirement Age (earliest unreduced age):
• CARP	Age 65	Age 65
• SERP	Age 60	Age 60

CARP.  The CARP is a non-contributory, defined benefit pension plan in which substantially all of our domestic employees (including the named executive officers) are entitled to participate. Effective as of April 30, 2005, pilot employee benefits under the CARP were frozen and transferred to the newly established Continental Pilots Retirement Plan (“CPRP”) which is also a non-contributory defined benefit plan. No additional benefit accruals occur under the CPRP for pilot employees.

The CARP benefit is based on a formula that utilizes final average compensation and service while one is an eligible employee of the company. Compensation used to determine benefits is “regular pay,” which includes salary deferral elections under broad-based employee programs (such as the company’s 401(k) plan), but excludes bonuses, taxable income derived from group term life insurance, contributions to profit sharing plans, and any form of non-cash or incentive compensation. A limit of $170,000 is applied to each year of compensation (lower limits applied to compensation earned prior to 2000). Final average compensation is based on five consecutive calendar years of the ten most recent calendar years of employment. The final average compensation used to calculate the December 31, 2006 CARP benefit present value for each named executive officer is $170,000.

The benefit under the CARP is calculated as (A) times (B), where:

(A) is 1.19% of final average compensation plus 0.45% of the final average compensation in excess of the participant’s average Social Security wage base, and

(B) is credited service, limited to 30 years.

Normal retirement under the CARP is age 65, but a participant is entitled to receive a reduced benefit after attaining either age 55 with 10 years of service or age 50 with 20 years of service. The early retirement benefit is the same as the normal retirement benefit, but actuarially reduced from age 65 to the early retirement age.

The CARP benefit can be received as a single life annuity or an actuarially equivalent contingent annuity with 50%, 66 2/3%, 75%, or 100% of the participant’s payments continuing for the life of the surviving spouse following the participant’s death, or as an actuarially equivalent lump sum. The lump sum payment option is not available if the participant terminates before being eligible for either normal or early retirement.

SERP.  The SERP benefits were granted in connection with each named executive officer’s employment agreement and will be offset by amounts paid or payable under the CARP. These benefits are not protected from a bankruptcy of the company.

Payouts under the SERP are based on final average compensation and credited years of service. Under the SERP, final average compensation means the greater of a specified minimum amount or the average of the participant’s highest five years of compensation during their last ten calendar years with the company. For purposes of such calculation, compensation includes salary and cash bonuses but excludes bonuses paid on or prior to March 31, 1995, certain stay bonus amounts, any termination payments, payments under the Officer Retention and

Incentive Award Program (which has been terminated), proceeds from awards under any option or stock incentive plan, and any cash awards paid under a long term incentive plan. The final average compensation used to calculate the December 31, 2006 SERP benefit present value is $1,137,771 for Mr. Kellner, $613,783 for Mr. Misner, $1,075,727 for Mr. Smisek, $624,572 for Mr. Compton, and $558,480 for Mr. Moran.

Credited years of service recognized under the SERP began January 1, 1995 for Messrs. Kellner and Smisek, January 1, 2001 for Messrs. Misner and Compton, and January 1, 2004 for Mr. Moran in order to provide the full year of credited service for the year in which their participation began. In addition, each of the named executives received additional credited years of service under the SERP for each actual year of service during a specific period of time as follows: from 2000 through 2004, two additional years for each of Messrs. Kellner and Smisek; from 2001 through 2006, one additional year for Messrs. Misner and Compton; from 2004 through 2006, one additional year for Mr. Moran. This additional service credit was provided as a retention incentive. The portion of the Present Value of Accumulated Benefits attributable to years of service credited under the SERP that are in excess of actual years worked while participating in the SERP are as follows: $1,771,904 for Mr. Kellner, $758,414 for Mr. Misner, $2,127,832 for Mr. Smisek, $677,994 for Mr. Compton, and $299,622 for Mr. Moran.

Credited service is limited to 30 years for Messrs. Kellner and Smisek and 26 years for Messrs. Misner, Compton and Moran in order to ensure that credited service would not exceed the reasonable life time service tenure for an executive at retirement age.

The benefit under the SERP is defined as a single life annuity, which is (a) times (b) minus (c), where:

(a) is 2.50% of final average compensation;

(b) is credited service; and

(c) is the benefit payable from the CARP.

Normal retirement under the SERP is age 60, but an officer is entitled to receive a reduced benefit upon the earlier of attaining age 55 or completing 10 years of actual service under the SERP. The benefit is payable as a lump sum, which is the actuarial equivalent of the single life annuity benefit payable at age 60.

The lump sum is calculated using the same mortality table that is used in the CARP (currently the 1994 Group Annuity Mortality Table defined under Section 417(e) of the Code). It is also calculated using an interest rate that is the average of the Moody’s Aa Corporate Bond rate for the three month period ending on the last day of the second month preceding payment.

Potential Payments Upon Termination or Change in Control

Termination

As discussed above under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements,” we have entered into employment agreements with each of our named executive officers. These employment agreements and our existing compensation programs require us to make payments or provide benefits to our named executive officers upon termination of employment, including a termination in connection with a change in control of Continental. The payments and benefits provided to the named executive officers depend upon the circumstances of the termination. Assuming that the named executive officers’ employment had terminated on December 31, 2006, the information below describes the benefits that each named executive would receive under our existing plans and agreements as a result of such termination. At December 31, 2006, each named executive had earned payment for his 2006 ROBIC annual incentive award and his LTIP award for the performance period ending December 31, 2006. Payment of such awards is included in the Summary Compensation Table and is not described further below.

Termination by the Company for “Cause.”  If we had terminated the named executive officers’ employment for “Cause” at December 31, 2006, we would provide each named executive officer with his accrued (through the date of termination) benefits under the supplemental executive retirement plan (“SERP”) pursuant to his employment agreement. Upon a termination by the company for Cause, the lump sum SERP benefit payable to the named executive officers would have been $3,663,004 for Mr. Kellner (payable on January 1, 2007), $2,077,823 for

Mr. Misner (payable on September 1, 2013), $4,467,161 for Mr. Smisek (payable on January 1, 2007), $2,108,245 for Mr. Compton (payable on December 1, 2015), and $822,492 for Mr. Moran (payable on February 1, 2016). Since the foregoing amounts represent what would actually have been payable if the triggering event had occurred on December 31, 2006, the amounts were calculated using the SERP’s actual actuarial equivalence rates which would apply to payments on January 1, 2007, rather than the SFAS 87 assumptions.

Upon a termination for Cause, we also would provide the executive and his family with continuing flight benefits and an associated tax reimbursement. The flight benefits provide the named executives and their family members and significant others with effectively unlimited lifetime travel on Continental Airlines, Continental Micronesia, Continental Express and certain airline partners as well access to our Presidents Club facilities. The executives are provided an associated tax reimbursement based on value of the flights for tax purposes. The executive’s family could continue to use the flight benefits after the executive’s death, subject to certain limits. As of December 31, 2006, we estimate the present value of the flight benefits to be $71,886 for Mr. Kellner, $31,855 for Mr. Misner, $69,399 for Mr. Smisek, $45,170 for Mr. Compton, and $83,455 for Mr. Moran and the present value of the tax reimbursement to be $247,959 for Mr. Kellner, $127,100 for Mr. Misner, $214,671 for Mr. Smisek, $199,309 for Mr. Compton, and $349,591 for Mr. Moran. The present value of the flight benefits was calculated using a discount rate of 5.98% and mortality assumptions based on the RP 2000 table with Projected Mortality Improvements to 2010 with no collar adjustments. These assumptions are the same as those used for our pension plan accounting under SFAS 87 as of December 31, 2006. Other assumptions include that the average annual usage is equal to 2006 actual usage, and that the annual incremental cost to the company is the same as the incremental cost incurred by the company to provide flight benefits to the executive in 2006. Our calculation of incremental cost to the company includes incremental fuel, meal expense (by cabin), passenger liability insurance, war risk insurance and OnePass miles earned.

The named executives also would receive continued coverage in health/welfare insurance programs equivalent to those generally available to active employees of Continental for the remainder of the executive’s lifetime. As of December 31, 2006, we estimate the present value of the health/welfare benefits to be $380,000 for Mr. Kellner, $290,000 for Mr. Misner, $260,000 for Mr. Smisek, $290,000 for Mr. Compton, and $310,000 for Mr. Moran. If however, each executive had been age 65 (the normal CARP retirement age) at December 31, 2006, we estimate the present value of the health/welfare benefits to be $220,000 for Mr. Kellner, $180,000 for Mr. Misner, $150,000 for Mr. Smisek, $210,000 for Mr. Compton, and $170,000 for Mr. Moran. These present values were calculated using the assumptions reflected in the SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” disclosures as of December 31, 2006 for the broader employee group, including the mortality assumption and a discount rate of 5.76%. In addition, the following assumptions were reflected in the health/welfare continued coverage provided to the named executives: medical and prescription drug trends were expanded for periods beyond age 65, dependent children were included and assumed to lose eligibility for coverage at age 23, and coordination with Medicare was assumed to begin at age 65 for medical (with no offset for Medicare Part D).

For purposes of our disclosure, the company is generally deemed to have “Cause” to terminate a named executive officer if he engages in any of a list of specified activities, including gross negligence, willful misconduct, felony conviction, fraud, or a material breach of the employment agreement.

Termination by the Executive without “Good Reason.”  If any of our named executives had resigned his employment without “Good Reason” at December 31, 2006, we would provide him with the same benefits described above, as if we had terminated his employment for Cause. In addition, we would provide him with the company automobile that he was using at the time his employment terminated. At December 31, 2006, the company automobile provided to Messrs. Kellner, Misner, Smisek, Compton and Moran had lease buyout options or blue book trade-in values of $49,236, $61,700, $52,000, $56,200 and $34,290, respectively.

For purposes of our disclosure, a named executive officer generally is permitted to terminate his employment for “Good Reason” upon the occurrence of any of the following: (a) assignment to him of duties that are materially inconsistent with the duties associated with his position as set forth in this proxy statement (including with respect to Mr. Kellner his position as Chairman of the Board), or failure to elect or reelect him to, or his removal from, such position, (b) there is a material diminution in the nature or scope of his authority, responsibilities or titles, including a change in the reporting structure, (c) we require him to be based anywhere other than a major urban center in Texas, (d) we take any action that would materially reduce his corporate amenities, or (e) we materially breach the terms of his employment agreement. For purposes of this disclosure, a termination without Good Reason also includes the executive’s providing the company with notice of non-renewal of his employment agreement.

Termination by the Company without “Cause”; Termination by the Executive for “Good Reason”; or Company Non-renewal.  If we had terminated any of the named executives’ employment without Cause, or the executive had terminated his employment for Good Reason, or we had notified the executive that we would not renew his employment agreement, we would provide him with the same benefits described above, as if he had resigned his employment without Good Reason. Each named executive also would receive service credit for the maximum severance period (three years, subject to the overall limit on years of service credit) under his SERP, which would increase the lump sum SERP benefit amounts (see “— Termination by the Company for ‘Cause’” above) by $512,100 for Mr. Kellner, $566,123 for Mr. Misner, $625,960 for Mr. Smisek, $576,074 for Mr. Compton, and $515,113 for Mr. Moran. In addition, we would pay him a lump-sum cash severance payment (the “Termination Payment”), which, if the termination had occurred on December 31, 2006, would have equaled $5,343,750 for Mr. Kellner, $1,620,000 for Mr. Misner, $4,320,000 for Mr. Smisek, $1,620,000 for Mr. Compton, and $1,620,000 for Mr. Moran. With respect to Messrs. Kellner and Smisek, the Termination Payment represents three times the sum of (a) his current annual base salary and (b) a deemed bonus payment equal to 150% of his current base salary. With respect to Messrs. Misner, Compton, and Moran, the Termination Payment represents two times the sum of (a) his current annual base salary and (b) a deemed bonus payment equal to 125% of his base salary, unless the termination occurs within two years following a change in control (in which case the Termination Payment equals three times that sum). In addition, we would provide each executive with outplacement services for 12 months (valued at $18,400) and office space and support services (valued at $104,000 annually), with a one-time expected cost of $75,000 for office space build-out and furniture. Office space and support services would be provided for a period of ten years for Mr. Kellner and for a period of three years for Messrs. Misner, Smisek, Compton and Moran. The named executives would receive parking at company headquarters for the same number of years for which they are provided office space, at an annual cost of approximately $1,850 for each of the named executives. The named executives also would receive parking at Bush Intercontinental Airport for as long as they reside in Houston, Texas, with an annual cost of $500 for each executive. As set forth in the Summary Compensation Table, the Grants of Plan-Based Awards table, and the Outstanding Equity Awards at Fiscal Year End table, and the narrative disclosures thereto, each of the named executive officers hold outstanding Stock Based RSUs, Profit Based RSUs, and LTIP awards, in each case under our LTIP/RSU Program. Each executive’s outstanding Stock Based RSUs, Profit Based RSUs and LTIP awards would be treated in the same manner as if his employment terminated due to his death or disability, as described below. On December 31, 2006, Mr. Moran also held $35,055 in unvested stock options that would have vested upon such termination events and would remain exercisable for a period of one year.

Death or Disability.  If any of the named executive’s employment had terminated due to his death or disability on December 31, 2006, we would provide him (or his estate) with flight benefits, continuation coverage (in the case of disability only) and the company automobile. The employment agreements for Messrs. Kellner and Smisek provide an additional disability benefit equal to and in lieu of the Termination Payment if the executive qualifies for disability under a long-term disability plan maintained by the company and those benefits cease before he reaches age 65. With respect to flight benefits, the spouse and children of Messrs. Kellner and Smisek can use his then total outstanding travel limit upon his death. With respect to Messrs. Misner, Compton and Moran, the spouse and children can use only a portion of his then outstanding travel limit upon his death.

Upon a termination for disability, the executive would receive the SERP benefit (including service credit for the maximum severance period of three years, subject to the overall limit on years of service credit), described and quantified above. If the executive’s employment terminated due to his death on such date, the lump sum SERP benefit payable on January 1, 2007 to the named executive officer’s surviving spouse would have been $2,132,682 for Mr. Kellner, $888,345 for Mr. Misner, $2,430,340 for Mr. Smisek, $866,791 for Mr. Compton, and $373,301 for Mr. Moran. The lump sum SERP benefit payable to the surviving spouse upon the death of the named executive officer is the present value of the hypothetical benefit that would be payable if the named executive officer had terminated employment on the date of death and was credited with an additional three years of SERP service, survived until age 60, been entitled to and elected a contingent annuitant option with 50% of the benefit continuing to his surviving spouse at his death, and died the day after benefits commenced. Upon the named executive officer’s death, we also would provide the executive’s estate with the proceeds of a life insurance policy maintained by the company in an amount equal to and in lieu of the Termination Payment described above.

With respect to our LTIP/RSU Program, we have achieved the applicable performance targets for the Stock Based RSUs and each named executive officer currently is entitled to receive payment for these awards as long as he remains employed by us through December 31, 2007. Under the terms of the employment agreements with each named executive officer, if any of the named executive officers had died or become disabled on December 31, 2006 (absent a change in control), we would be required to pay him (or his estate) with respect to the RSUs when other participants receive payments as if he had remained employed through the applicable payment dates. The Stock Based RSUs will be paid on or about December 31, 2007 and the earliest potential payment date for the Profit Based RSUs is March 31, 2008. The payment would be based on the average closing price per share of our common stock for the 20 trading days preceding the payment date. See the Outstanding Equity Awards at Fiscal Year-End table, including the footnotes thereto, for the December 31, 2006 values of the Stock Based RSUs and the Profit Based RSUs.

Under the terms of the employment agreements, upon death or disability, each named executive (or his estate) is entitled to receive payment with respect to his LTIP awards based on actual, final performance when and if other participants receive their payments as if he had remained employed through the end of the performance period, less any amounts previously paid to him (or his estate) in the event of a change in control of the company. See the Grants of Plan-Based Awards table for the minimum, target and maximum values of each named executive officer’s LTIP award for the performance period ending December 31, 2008. As of December 31, 2006, the potential payout amounts with respect to the LTIP award for the performance period ending December 31, 2007 are the same as the LTIP award for the performance period ending December 31, 2008. On December 31, 2006, Mr. Moran also held $35,055 in unvested stock options that would have vested upon his death or disability and would remain exercisable for a period of one year.

Retirement.  At December 31, 2006, none of the named executive officers were eligible to retire under CARP, which is the retirement standard incorporated into the company’s other executive benefit plans and programs, other than the SERP benefits. At December 31, 2006, Messrs. Kellner and Smisek had sufficient years of actual SERP credited years of service to receive SERP early retirement benefits, which are equal to the amounts set forth above under “— Termination by the Company for ‘Cause’,” and the remaining named executive officers become eligible for SERP early retirement benefits as of September 1, 2008 for Mr. Misner, December 1, 2010 for Mr. Compton and February 1, 2011 for Mr. Moran.

Non-Compete.  Upon Mr. Kellner’s termination by the company for Cause or non-renewal or by Mr. Kellner other than for Good Reason, Mr. Kellner is prohibited for a period of 24 months from providing executive, advisory or consulting services to any passenger air carrier in the U.S. or any location in which the company is qualified to do business or maintains an office as of the termination date.

Change in Control

The information below describes the compensation implications to each named executive officer assuming a change in control of Continental had occurred on December 31, 2006 and his employment was terminated on that date. Upon a change in control, payments to each of the named executive officers remain conditioned on continued employment through the end of the applicable performance period, with limited exceptions in the case of death, disability, retirement, or if the named executive officer suffers a “Qualifying Event.” This requirement is commonly referred to as a “double trigger.” For purposes of our disclosure, a “Qualifying Event” includes events that are similar to termination by the company without Cause, those which would permit the named executive officer to terminate for Good Reason, and the company’s non-renewal of the named executive officer’s employment agreement.

Upon a termination in connection with a change in control, each named executive officer would be entitled to the same benefits that would have been provided to him on a termination of employment for similar reasons in the absence of a change in control, with the following modifications.

Compensation Programs.  Under the ROBIC annual incentive program, the maximum “stretch” performance level is deemed achieved for the fiscal year. Under our LTIP/RSU Program, LTIP awards (including awards to our named executive officers) are deemed satisfied at the maximum “stretch” performance level. With respect to the Profit Based RSUs, the performance targets are deemed satisfied at the level set by the Human Resources Committee at the time the award was granted. In the case of the Profit Based RSUs granted in 2006, the payment percentage is specified at 150% (out of a maximum of 337.5%), unless a higher payment percentage was achieved in a prior year, and the minimum cash balance is deemed satisfied. For Stock Based RSUs, the applicable performance targets are deemed satisfied. Following a change in control, payments under all outstanding RSUs would be based on the average price per share of our common stock for the 20 trading days prior to the date of the change in control. Again, payments to each of the named executive officers remain conditioned on continued employment through the end of the applicable performance period. However, if the named executive officer dies, becomes disabled, retires, or suffers a Qualifying Event, all payments (except for a portion of the LTIP awards) would be accelerated to such date. For the LTIP awards, payment for the portion of the performance period not completed through the termination date will be made when payment would otherwise be made to executives who remain employed with the company following the change in control.

Termination Payment.  If any of Messrs. Misner, Compton or Moran had terminated his employment on December 31, 2006 for Good Reason or had his employment been terminated by the company without Cause in connection with a change in control, he would have received a Termination Payment equal to $2,430,000, which represents a $810,000 increase from the Termination Payment otherwise payable to him upon such a termination event in the absence of a change in control.

Reimbursement for Excise Taxes.  If benefits to be provided to a named executive officer in connection with a change in control would subject him to the excise tax under Section 4999 of the Code (the so-called “parachute tax”), we have agreed to reimburse or “gross-up” each named executive officer for the parachute taxes and any other taxes that are payable by him as a result of the gross-up payment. This gross-up obligation applies regardless of whether the named executive’s employment with us terminates or continues in connection with the change in control.

If there had been a change in control of Continental on December 31, 2006 and the named executive officers’ employment with us continued after that date, the executives would have received no accelerated payments that would have required the payment of any gross-up amount. If the named executives’ employment was terminated as a result of the change in control, we estimate the amount of the reimbursement for taxes payable to be $7,670,531 for Mr. Kellner, $4,034,106 for Mr. Misner, $6,004,599 for Mr. Smisek, $3,950,226 for Mr. Compton, and $4,020,879 for Mr. Moran.

Section 409A of the Code changes the tax rules for most forms of nonqualified deferred compensation that were not earned and vested prior to 2005. Payment of non-grandfathered amounts in connection with a termination of employment can be delayed for six months in order to comply with Section 409A and avoid the taxes and interest under such section; however, current employment agreements with the named executive officers do not provide for any such delay. If a named executive officer’s employment was terminated on December 31, 2006, the current employment agreements would not permit the company to postpone any payment. If any such payment was not “grandfathered” or otherwise was not exempt from the provisions of Section 409A, the named executives would be liable for the taxes and interest imposed under Section 409A and the company would be required to reimburse and “gross-up” the executives with respect to such taxes and interest. Messrs. Kellner and Smisek were the only named executive officers eligible for SERP payment within six months of termination if they had terminated employment at December 31, 2006, and at such date the grandfathered amounts of the SERP payments were $3,025,701 for Mr. Kellner and $4,088,843 for Mr. Smisek. Termination Payments and certain other payments and benefits under the employment agreements are also subject to Section 409A. Messrs. Kellner and Smisek and the other named executive officers have indicated a willingness to amend their employment agreements to permit the six-month delay on payments of non-grandfathered or non-exempt amounts as necessary to avoid the Section 409A tax and interest. See the Summary Compensation Table above for a reference to certain fees paid on behalf of Messrs. Kellner and Smisek relating to a review of their employment agreement provisions to make such amendments. The company and the named executives are reviewing the final regulations recently issued by the IRS prior to making any related amendments to the employment agreements.

Equity Compensation Plan Information

The table below provides information relating to our equity compensation plans as of December 31, 2006.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise	Exercise Price	Under Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	1,715,215	$22.73	3,989,678	(1)
Equity compensation plans not approved by security holders(2)	7,275,298	13.33	1,058,861

Total	8,990,513	$15.12	5,048,539	(1)

(1)	The number of securities remaining available for future issuance under our equity compensation plans includes 32,287 shares under restricted stock provisions and 1,667,003 shares under our employee stock purchase plan.

(2)	During the first quarter of 2005, we adopted the 2005 Broad Based Employee Stock Option Plan and the 2005 Pilot Supplemental Option Plan, as a commitment to our employees that their wage and benefits cost reduction contributions represent an investment in their future. We did not seek stockholder approval to adopt these plans because the audit committee of our board determined that the delay necessary in obtaining such approval would seriously jeopardize our financial viability. On March 4, 2005, the NYSE accepted our reliance on this exception to its shareholder approval policy. A total of 10 million shares of common stock may be issued under these plans. As of December 31, 2006, approximately 8.9 million options with a weighted average exercise price of $13.06 per share had been issued to eligible employees under these plans in connection with pay and benefit reductions and work rule changes with respect to those employees. The options are exercisable in three equal installments and have terms ranging from six to eight years.

PROPOSAL 1:

ELECTION OF DIRECTORS

Introduction

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the meeting. If elected, each nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified, except as discussed below. We do not expect any of the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for another nominee or nominees to be selected by the board.

Our board currently consists of eleven persons. The Corporate Governance Committee of the board has recommended to our board, and our board has unanimously nominated, eleven individuals for election as directors at our annual meeting. Each of the director nominees is presently one of our directors. Stockholder nominations will not be accepted for filling board seats at the meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Your proxy cannot be voted for a greater number of persons than the number of nominees named herein. There is no family relationship between any of the nominees for director or between any nominee and any executive officer.

Director Biographical Summaries

The following table shows, with respect to each nominee, (i) the nominee’s name and age, (ii) the period for which the nominee has served as a director, (iii) all positions and offices with the company currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) other directorships held by the nominee and (v) the standing committees of the board of which he or she is a member.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

THOMAS J. BARRACK, JR., age 59 (Human Resources Committee, Corporate Governance Committee, Executive Committee)	Director since August 1994. Chairman and Chief Executive Officer of Colony Capital, LLC and Colony Advisors, LLC (real estate investments) for more than five years. Director of First Republic Bank.
KIRBYJON H. CALDWELL, age 53 (Human Resources Committee, Corporate Governance Committee)	Director since May 1999. Senior Pastor of The Windsor Village-United Methodist Church, Houston, Texas for more than twenty years. Director of Baylor College of Medicine, Bridgeway Mutual Funds and Reliant Energy Inc.
LAWRENCE W. KELLNER, age 48 Chairman of the Board and Chief Executive Officer (Finance Committee, Executive Committee)	Director since May 2001. Chairman of the Board and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003-December 2004); President (May 2001-March 2003). Mr. Kellner joined the company in 1995. Director of Marriott International, Inc.
DOUGLAS H. McCORKINDALE, age 67 (Audit Committee, Executive Committee)	Director since May 1993. Retired as Chairman of Gannett Co., Inc. (‘‘Gannett”) (an international news and information company) in June 2006; Chairman of Gannett (February 2001-June 2006); President and CEO of Gannett (June 2000-July 2005); Vice Chairman, President and CEO of Gannett (June 2000-February 2001). Director of a group of Prudential Mutual Funds and Lockheed Martin Corporation.
HENRY L. MEYER III, age 57 (Audit Committee, Executive Committee)	Director since September 2003. Chairman of the Board, President and Chief Executive Officer of KeyCorp (banking) since May 2001. President and Chief Executive Officer of KeyCorp (January 2001-May 2001). Director of KeyCorp.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

OSCAR MUNOZ, age 48 (Audit Committee)	Director since March 2004. Executive Vice President and CFO of CSX Corporation (freight transportation) since May 2003. Vice President — Consumer Services and CFO of AT&T Consumer Services, a division of AT&T Corporation (January 2001-March 2003). Senior Vice President — Finance and Administration of Qwest Communications (June 2000-December 2000).
GEORGE G. C. PARKER, age 68 (Audit Committee, Finance Committee)	Director since June 1996. Dean Witter Distinguished Professor of Finance (Emeritus) and previously Senior Associate Dean for Academic Affairs and Director of the MBA Program, Graduate School of Business, Stanford University. Dr. Parker joined the faculty at Stanford University in 1973. Director of First Republic Bank, Netgear, Inc., Tejon Ranch Company and Threshold Pharmaceuticals, Inc.
JEFFERY A. SMISEK, age 52 President (Finance Committee)	Director since December 2004. President since December 2004. Executive Vice President (March 2003-December 2004); Executive Vice President — Corporate and Secretary (May 2001-March 2003). Mr. Smisek joined the company in 1995. Director of National Oilwell Varco, Inc.
KAREN HASTIE WILLIAMS, age 62 (Finance Committee)	Director since May 1993. Senior Counsel of Crowell & Moring LLP (law firm) since retirement as partner in January 2005. Partner Crowell & Moring for more than five years prior to retirement. Director of Gannett, SunTrust Bank, Inc., The Chubb Corporation and Washington Gas Light Company.
RONALD B. WOODARD, age 64 (Finance Committee, Human Resources Committee)	Director since May 2003. Chairman of the Board of MagnaDrive Corporation (“MagnaDrive”) (a supplier of new engine power transfer technology applications for industrial equipment) since 2002; President and Chief Executive Officer of MagnaDrive (1999-2002). Various positions with The Boeing Company for more than 32 years, including President of Boeing Commercial Airplane Group, Senior Vice President of Boeing, Executive Vice President of Boeing Commercial Airplane Group, and Vice President and General Manager of the Renton Division, Boeing Commercial Airplane Group. Director of AAR Corp., Coinstar, Inc. and MagnaDrive Corporation.
CHARLES A. YAMARONE, age 48 (Human Resources Committee, Corporate Governance Committee)	Director since January 1995. Executive Vice President of Libra Securities, LLC (institutional broker-dealer) since January 2002. Executive Vice President of U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. (1999-2001). Director of El Paso Electric Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP has been our independent auditors since 1993, and the board desires to continue to engage the services of this firm for the fiscal year ending December 31, 2007. Accordingly, the board, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of Continental and its subsidiaries for fiscal year 2007 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment.

The following table shows the fees paid for audit services and fees paid for audit related, tax and all other services rendered by Ernst & Young LLP for each of the last three fiscal years (in millions):

	2006	2005	2004

Audit Fees(1)	$2.3	$2.3	$2.5
Audit Related Fees(2)	$0.1	$0.1	$0.1
Tax Fees(3)	$0.4	$0.7	$1.4
All Other Fees(4)	$—	$—	$0.2

Total Fees	$2.8	$3.1	$4.2

(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements (including an audit of management’s assessment and the effectiveness of the company’s internal control over financial reporting), attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees consist primarily of the audits of subsidiaries that are not required to be audited by governmental or regulatory bodies.

(3)	Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

(4)	Other fees consist primarily of attestation services associated with third-party contract compliance.

The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the company by the independent auditors, subject to the requirements of applicable law. In accordance with such law, the committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. Typically, however, the committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of non-audit services or to engage the independent auditors for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the committee.

Representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions and make a statement should they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

PROPOSAL 3:

STOCKHOLDER PROPOSAL RELATED TO POLITICAL ACTIVITIES

We have been advised that Mrs. Evelyn Y. Davis, located at Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, is the beneficial owner of 500 shares of the company’s common stock and intends to submit the following proposal at the meeting:

RESOLVED: “That the stockholders of Continental Airlines assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

“(a) The handing of contribution cards of a single political party to an employee by a supervisor.

“(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

“(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

“(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

“(e) Placing a preponderance of contribution cards of one party at mail station locations.”

REASONS: “The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not Continental Airlines).” “And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.” “Last year the owners of approximately 8.3% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

The Board of Directors recommends a vote against this proposal. Last year, this proposal was defeated by 91.7% of the votes cast by our stockholders, excluding abstentions, which are not treated as votes cast. The Board of Directors strongly believes that federal and state regulations, along with the company’s own policies and procedures, adequately address the issues raised by the proposal. Adoption of the proposal is unnecessary and administratively burdensome and not in the best interests of the company or its stockholders.

The company, like all U.S. corporations, is subject to federal and state laws and regulations that govern corporate participation in partisan political activity. These laws and regulations prohibit most of the practices identified in the stockholder proposal, and the company does not engage in or endorse any such prohibited practices.

As permitted by federal law, the company sponsors a political action committee, or PAC, which is supported solely by voluntary contributions from employees and which is not affiliated with any party or candidate. In addition, the company’s employees periodically assist federal candidates or political committees by raising voluntary personal contributions from among their fellow employees. These activities provide our employees with an opportunity to support candidates for public office whose views are consistent with the company’s long-

term legislative and regulatory goals. To the extent the stockholder proposal would (i) restrict the company’s ability to sponsor and administer its PAC or (ii) prohibit employees from acting collectively to support a particular candidate or political committee, the proposal would be contrary to the best interests of the company and its stockholders.

Finally, the proposal’s requirement that the company state on a quarterly basis that it doesn’t engage in the listed practices would be administratively burdensome and unnecessary, and would also impose additional expense at a time when the company is striving to reduce its costs.

The company’s policies, together with federal and state laws and regulations, are more than adequate to address the concerns raised by this stockholder proposal, without unduly restricting the company’s legitimate participation in the political process.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.

PROPOSAL 4:

STOCKHOLDER PROPOSAL RELATED TO PERFORMANCE-BASED EQUITY
COMPENSATION FOR SENIOR OFFICERS

We have been advised that Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, is the beneficial owner of 100 shares of the company’s common stock and intends to submit the following proposal at the meeting:

4 — Performance Based Stock Options

Resolved, Shareholders request that our Board of Directors adopt a policy whereby at least 75% of future equity compensation (stock options and restricted stock) awarded to senior executives is performance-based, and the performance criteria adopted by our Board is disclosed to shareowners.

“Performance-based” equity compensation is defined here as:

(a) Indexed stock options, the exercise price of which is linked to an industry index;

(b) Premium-priced stock options, the exercise price of which is substantially above the market price on the grant date; or

(c) Performance-vesting options or restricted stock, which vest only when the market price of the stock exceeds a specific target for a substantial period.

This is not intended to unlawfully interfere with existing employment contracts. However, if there is a conflict with any existing employment contract, our Compensation Committee is urged — for the good of our company — to promptly negotiate revised contracts that are consistent with this proposal.

As a long-term shareholder, I support pay polices for senior executives that provide challenging performance objectives that motivate our executives to achieve long-term shareowner value. I believe that a greater reliance on performance-based equity grants is particularly warranted at Continental.

Many leading investors criticize standard options as inappropriately rewarding mediocre performance. Warren Buffett has characterized standard stock options as “a royalty on the passage of time.”

In contrast, peer-indexed options reward executives for outperforming their direct competitors and discourage re-pricing. Premium-priced options reward executives who enhance overall shareholder value. Performance-vesting equity grants tie compensation more closely to key measures of shareholder value, such as share appreciation and net operating income, thereby encouraging our executives to set and meet performance targets.

It is also important to take a step forward and support this one proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported:

•	CEO pay was not adequately performance-based according to The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm.

•	We had no independent board chairman and not even a lead director — Independence concern.

•	Our management was still protected from accountability by a poison pill with a 15% trigger.

•	Our potentially over-committed directors with 5 board seats each included:
Ms. Williams
Mr. Parker

•	Three of our directors were designated as “Accelerated Vesting” directors by The Corporate Library. This was due to their involvement with boards that accelerated the vesting of stock options just prior to implementation of SFAS 123R policies in order to avoid recognizing the related expense — which is now required. “Accelerated Vesting” directors included:
Ms. Williams

Mr. McCorkindale
Mr. Woodward

•	Our potentially conflicted directors due to their non-director links to our company included:
Ms. Williams
Mr. McCorkindale
Mr. Meyer

•	Zero stock-holding directors included:
Mr. Barrack
Mr. Woodward
Mr. Munoz

The above status reinforces the reason to take one step forward now and vote yes for:

Performance Based Stock Options
Yes on 4

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Our Board of Directors has considered this proposal and believes that its adoption is unnecessary and redundant because, other than base salary, our existing executive compensation program is substantially performance-based and has successfully motivated our senior executives to enhance stockholder value. Further, by limiting the discretion of our Human Resources Committee, the proposal would restrict our ability to attract, retain and motivate talented executives and the Human Resources Committee’s ability to structure compensation programs that are in the economic best interest of the Company and its stockholders.

Our Board has not awarded stock options or restricted stock to our senior executives since 2003 and 2002, respectively, and all of the annual and long-term incentive compensation awarded to senior executives since 2004 has been subject to the satisfaction of pre-established performance targets. Other than base salary, our existing executive compensation is already substantially performance-based, and our Board believes that our executive compensation program has contributed to the achievement of our operational and financial goals and the enhancement of stockholder value.

As described in detail in the Compensation Discussion and Analysis above, our Human Resources Committee has worked closely with its independent compensation consultant since 2004 to develop our current executive compensation program. That program consists of three main components: base salary, annual incentive compensation and long-term incentive compensation.

Under the annual component of our incentive compensation, which we refer to as our “annual executive bonus program,” our senior executives are awarded cash bonuses only when all of the following pre-determined performance goals are attained:

•	The company achieves a specified return on base invested capital, or “ROBIC;”

•	The company satisfies a financial performance hurdle; and

•	The company maintains a minimum unrestricted cash, cash equivalent and short term investment balance.

Our long-term incentive compensation for senior executives consists of two components: a long-term incentive plan, or “LTIP,” and a restricted stock unit program, or “RSU Program,” each of which requires the achievement of pre-determined performance targets and continued employment through the performance period or payment date before any amounts are paid to the participating senior executives.

Under our LTIP, our senior executives receive cash awards following the end of a three-year performance period if the following performance targets are satisfied:

•	The company’s EBITDAR margin for the performance period meets or exceeds the average EBITDAR margin of a broad peer group (including legacy and low-cost carriers); and

•	The company maintains a minimum unrestricted cash, cash equivalents and short term investments balance as of the end of the performance period.

The amount paid to our senior executives under the LTIP is based on the company’s EBITDAR margin for the performance period relative to the peer group.

Under our RSU Program, senior executives will receive payments with respect to their outstanding RSUs upon the satisfaction of the following pre-determined performance targets and other conditions:

•	The company achieves certain levels of cumulative profit sharing pools that are the basis for calculating distributions to participants under our enhanced profit sharing plan;

•	The company achieves a financial performance hurdle; and

•	The company maintains a minimum unrestricted cash, cash equivalents and short term investments balance as of the end of the performance period.

Payments under the RSU Program are made in one-third increments over three years and are based on the average closing price of our common stock during the 20 trading days immediately preceding each payment date.

Our Board believes that the current structure of our executive compensation program has contributed to our success in achieving our operational and financial goals and enhancing stockholder value. This is evidenced by our strong stock performance since our adoption of performance-based incentive compensation in 2004, during which time we significantly outperformed the S&P 500 Index and the Amex Airlines Index, and by our success in retaining our highly talented senior executives during a period in which we faced an extremely challenging industry environment and those executives voluntarily agreed to significantly reduce their compensation.

Although our Human Resources Committee, which is comprised of four independent directors, has not awarded any stock options or restricted stock to our senior executives since 2003 and 2002, respectively, the committee must have the flexibility to decide what terms are most appropriate for future awards based on a review of all relevant circumstances, including factors such as changing economic and industry conditions, accounting requirements, tax laws and evolving compensation trends, and the recommendations of its independent compensation consultant. The proposal, if adopted, would constrain the ability of our Human Resources Committee to determine the form and amount of compensation paid to our senior executives, adversely impacting our ability to attract, retain and motivate highly talented and qualified executives and the Human Resources Committee’s ability to structure compensation programs that are in the economic best interest of the Company and its stockholders.

Finally, the proposal includes references to certain opinions presented in The Corporate Library’s report concerning our governance and compensation practices. Although we do not have access to the criteria used by The Corporate Library in its analysis, our Board does not agree that we lack a lead director or that our CEO’s compensation is not adequately performance-based. As described above under “Corporate Governance,” our Board amended our Corporate Governance Guidelines in 2006 to provide that the chair of our Executive Committee will serve as the presiding director for executive sessions of our non-management directors, thereby fulfilling the role of a “lead director.” With respect to our CEO’s past compensation, we were unable to confirm whether The Corporate Library considered in its analysis the $1.7 million in annual performance bonuses and the $6.3 million in long term incentive payments surrendered or waived by our CEO during the period from 2001 through March 2006 or the fact that Mr. Kellner’s 2005 compensation included no annual performance bonus or long-term incentive payments because these programs did not pay out for 2005 due to the failure to achieve the applicable performance goals. Our Board believes that these facts support our conclusion that our CEO’s compensation was and remains adequately performance-based.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 4 ON THE ENCLOSED PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 Officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all of our directors, Section 16 Officers and greater than ten percent beneficial stockholders were in compliance with applicable Section 16(a) filing requirements.

2008 Annual Meeting

Any stockholder who wants to present a proposal at the 2008 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the company no later than December 29, 2007. Our bylaws require that nominations of persons for election to the board or the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be included in the company’s notice of the meeting, proposed by or at the direction of our board or proposed by a stockholder in a timely written notice. To be timely for the 2008 annual meeting of stockholders, such stockholder notice must be delivered to the Secretary of the company at our principal executive offices not less than 70 days and not more than 90 days prior to June 12, 2008. However, if the 2008 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from June 12, 2008, then the notice must be delivered not earlier than the ninetieth day prior to the 2008 annual meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2008 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2008 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in our bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which may be obtained in the Investor Relations section of the company’s website under the Corporate Governance link at www.continental.com or without charge from the Secretary of the company upon written request addressed to the Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

You can obtain electronic copies of Continental’s annual report on Form 10-K for the year ended December 31, 2006, including any amendments and exhibits, and request a printed copy of the 10-K and any amendments in the Investor Relations section of our website under the Annual and Periodic Reports link at www.continental.com. Additionally, we will send you a printed copy of the 10-K and any amendments without charge, upon written request. We will also send you a hard copy of any 10-K exhibit if you submit your request in writing and include payment of reasonable fees relating to our furnishing the exhibit. Written requests for copies should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. The financial statements of the company filed with the 10-K, together with certain other financial data and analysis, are included in the annual report to stockholders that accompanies this proxy statement.

CONTINENTAL AIRLINES’ COMMITMENT TO THE ENVIRONMENT

Continental Airlines is committed to promoting environmental responsibility within its culture.

Global climate change is an important issue, and Continental recognizes that greenhouse gas emissions are everyone’s concern. We recognize the importance of directly addressing this issue, even though we do not have all the answers.

The two primary means by which aviation contributes to global emissions are through aircraft operations and airport ground equipment, and Continental is committed to reducing emissions from these sources. In order to minimize the impact on the environment from our fleet and ground service equipment, Continental will continue to invest in the most effective technology and operating procedures feasible.

In addition, we will construct airport facilities in an environmentally responsible manner and will continue to monitor the environmental impact of our business.

Background Information on Continental and the Environment

Our Fleet

Today, Continental is nearly 35 percent more fuel efficient per mainline revenue passenger mile than in 1997. In order to further reduce emissions and increase fuel efficiency, we will continue to invest in efficient and advanced aircraft technology. We will also continue to apply responsible operating procedures to further reduce the impact of our fleet on the environment. Furthermore, we will work with national and international governments to improve air traffic control systems so that aircraft routings will result in fewer emissions.

Our Ground Equipment

Continental is committed to using electric rather than conventional diesel or gasoline-powered ground equipment wherever feasible. At our Houston hub, we have been using electric ground equipment since 2002 and we will have reduced our emissions from ground equipment approximately 75 percent by the end of 2007. We have begun a cold-weather test of this electric ground equipment at our New York/Newark hub. We are also testing the use of alternative fuel and fuel additives for ground service equipment.

Our Facilities

Continental is committed to constructing our airport facilities according to the U.S. Green Building Council Leadership in Energy and Environmental Design (LEED) and Environmental Protection Agency Energy Star standards when feasible. As part of LEED, Continental will integrate high-efficiency components into facilities and implement programs to conserve energy, save natural resources, reduce emissions and minimize the impact on the environment.

Cultural Awareness

Continental recognizes that the preservation of the environment is an essential part of our business practices. We are committed to promoting a culture that is focused on being environmentally sensitive as we work with our employees, customers, suppliers, industry organizations and the communities we serve in safeguarding the environment for future generations.

In 2007, FORTUNE magazine named Continental one of the top ten global companies across all industries in the Community/Environment category on its list of World’s Most Admired Companies.

Printed on recycled paper.

CONTINENTAL AIRLINES, INC.
1600 SMITH ST.
15 FL HQSLG
HOUSTON, TX 77002

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Continental Airlines, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Continental Airlines, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CONTI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONTINENTAL AIRLINES, INC.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF
DIRECTORS NAMED, “FOR” PROPOSAL 2, “AGAINST” PROPOSAL 3 AND
“AGAINST” PROPOSAL 4.

1. Election of Directors:

		For All	Withhold All	For All Except
01 Thomas J. Barrack, Jr	07 George G.C. Parker	☐	☐	☐
02 Kirbyjon H. Caldwell	08 Jeffery A. Smisek
03 Lawrence W. Kellner	09 Karen Hastie Williams
04 Douglas H. McCorkindale	10 Ronald B. Woodard
05 Henry L. Meyer III	11 Charles A. Yamarone
06 Oscar Munoz
To withhold authority to vote for one or more individual nominees, mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

		For	Against	Abstain
2.	Ratification of Appointment of Independent Auditors	☐	☐	☐
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 3 AND 4.

		For	Against	Abstain
3.	Stockholder Proposal Related to Political Activities	☐	☐	☐

4.	Stockholder Proposal Related to Performance-Based Equity Compensation for Senior Officers	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐

U.S. CITIZENSHIP
Please mark “YES” if the stock owned of record or beneficially by you is owned and controlled ONLY by U.S. citizens (as defined in the proxy statement), or mark “NO” if such stock is owned or controlled by any person who is NOT a U.S. citizen.
Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

CONTINENTAL AIRLINES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 12, 2007
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes Larry Kellner, Jennifer L. Vogel and Lori A. Gobillot, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on June 12, 2007, and at any postponement or adjournment thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled ONLY by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.
     Whether or not you expect to attend the annual meeting, please vote the shares. As explained on the other side of this proxy, you may vote by Internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2), “AGAINST” STOCKHOLDER PROPOSAL RELATED TO POLITICAL ACTIVITIES (PROPOSAL 3), AND “AGAINST” STOCKHOLDER PROPOSAL RELATED TO PERFORMANCE-BASED EQUITY COMPENSATION FOR SENIOR OFFICERS (PROPOSAL 4).

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on other side)